QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

LOAN AND SECURITY AGREEMENT
DATED AS OF MARCH 15, 2004
AMONG
LASALLE BANK NATIONAL ASSOCIATION,
THE AGENT,
THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
THE LENDERS
AND
J.B. POINDEXTER & CO., INC. MORGAN TRAILER MFG. CO. TRUCK ACCESSORIES GROUP, INC. MAGNETIC INSTRUMENTS CORP. MORGAN OLSON CORPORATION EFP CORPORATION
AS BORROWERS
AND
THE LOAN PARTIES
PARTY HERETO

LOAN AND SECURITY AGREEMENT

        THIS LOAN AND SECURITY AGREEMENT (as amended, modified, restated or supplemented from time to time, this "Agreement") made this 15th day of March, 2004 by and among J.B. POINDEXTER & CO., INC., a Delaware corporation, having its principal place of business at 1100 Louisiana Street, Suite 5400, Houston, Texas 77002 ("Poindexter"), MORGAN TRAILER MFG. CO., a New Jersey corporation, having its principal place of business at 35 Thousand Oaks Blvd., Morgantown, Pennsylvania 19543 ("Morgan"), TRUCK ACCESSORIES GROUP, INC., a Delaware corporation, having its principal place of business at 28858 Ventura Drive, Elkhart, Indiana 46517 ("TAG"), MAGNETIC INSTRUMENTS CORP., a Delaware corporation, having its principal place of business at 1801 Industrial Boulevard, Brenham, Texas 77833 ("MIC") MORGAN OLSON CORPORATION, a Delaware corporation, having its principal place of business at 1801 South Nottawa Street, Sturgis, Michigan 49091-2005 ("MOC") and EFP CORPORATION, a Delaware corporation, having its principal place of business at 233 Middleton Run Road, P.O. Box 2368, Elkhart, IN 46515 ("EFP") (Poindexter, Morgan, TAG, MIC, MOC and EFP are each a "Borrower" and collectively referred to as "Borrowers"), the other Loan Parties signatory hereto, LaSalle Bank National Association (in its individual capacity, "LaSalle"), a national banking association, 135 South LaSalle Street, Chicago, Illinois 60603-4105, for itself, as a Lender (as hereinafter defined), and as Agent (as hereinafter defined) for the Lenders, and all other Lenders that are now or hereafter parties to this agreement.

WITNESSETH:

        WHEREAS, Borrowers may, from time to time, request Loans from Agent and Lenders, and the Agent and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Agent and the Lenders, shall be made; and

        NOW, THEREFORE, in consideration of each Loan (including any Loan by renewal or extension) hereafter made to a Borrower by Agent and/or any Lender, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each Borrower, the parties agree as follows:

1.     DEFINITIONS.

        "Account", "Account Debtor", "Chattel Paper", "Commercial Tort Claims", "Deposit Accounts", "Documents", "Electronic Chattel Paper", "Equipment", "Fixtures", "General Intangibles", "Goods", "Instruments", "Inventory", "Investment Property", "Letter-of-Credit Right", "Proceeds", "Software", "Supporting Obligations" and "Tangible Chattel Paper" shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time ("UCC").

        "Acquisition" shall mean any transaction resulting in the acquisition by a Loan Party or a Subsidiary of a Loan Party of a Person (by merger or stock purchase) or the acquisition of all or substantially all of the assets of a Person in accordance with subsection 13(d) hereof.

        "Acquisition Pro Forma" shall have the meaning specified in subsection 13(d)(ii)(7)(A) hereof.

        "Acquisition Projections" shall have the meaning specified in subsection 13(d)(ii)(7)(B) hereof.

        "Affiliate" shall mean any Person (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, a Loan Party, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of a Loan Party, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by a Loan Party.

        "Agent" shall mean LaSalle or its successor appointed pursuant to subsection 27(i), acting in its capacity as agent for, and on behalf of all Lenders.

        "Allocable Amount" shall have the meaning specified in Section 35.

        "Assignment and Acceptance" shall have the meaning specified in subsection 28(c) hereof.

        "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

        "Blocked Account" shall have the meaning specified in subsection 8(a) hereof.

        "Bonus Fees" shall have the meaning specified in subsection 13(i) hereof.

        "Borrower" or "Borrowers" shall have the meaning set forth in the Preamble hereto.

        "Borrower Representative" shall mean J.B. Poindexter & Co., Inc., a Delaware corporation.

        "Business Day" shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

        "Canadian Loan Party" shall mean Raider Industries Inc., a Saskatchewan corporation.

        "Capital Expenditures" shall mean with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) by Borrowers and their Subsidiaries during such period that are required by GAAP, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of Borrowers and their Subsidiaries.

        "Capital Stock" shall mean any and all shares, share capital, ordinary shares, quota, company shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

        "Cash Equivalents" shall mean: (i) direct obligations of the United States maturing within 180 days from the date of acquisition thereof; (ii) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's or "P-1" by Moody's maturing within 180 days from the date of acquisition thereof; (iii) overnight investments by LaSalle of funds on deposit at LaSalle; (iv) mutual funds and money market accounts which invest solely in the investments described in clauses (i), (ii), and/or (iii) hereof; and (v) certificates of deposit of one hundred eighty (180) days or less issued by a U.S. commercial bank with at least five hundred million dollars ($500,000,000) in capital and surplus.

        "Closing Date" shall mean March 15, 2004.

        "Collateral" shall mean all of the property of each Loan Party described in Section 5 hereof, together with all other real or personal property of any Loan Party or any other Person now or hereafter pledged to Agent, for the benefit of Agent and Lenders, to secure, either directly or indirectly, repayment of any of the Liabilities.

        "Combined Revolving Loan Limit" shall have the meaning specified in subsection 2(a)(A)(I) hereof.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Poindextor who: (1) was a member of such Board of Directors on the date of this Agreement; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Default" shall mean the occurrence of any event or condition, that after the satisfaction of any requirement for giving notice or the lapse of time, or both, would become an Event of Default.

        "Default Lender" shall have the meaning specified in subsection 2(a) hereof.

        "Dilution" shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Accounts (including, but not limited to returns, adjustments and rebates) of Loan Parties for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Loan Parties for such period, as determined by Agent in its sole discretion in good faith by (ii) gross invoiced sales of Loan Parties for such period.

        "Disproportionate Advance" shall have the meaning specified in subsection 2(a) hereof.

        "Disqualified Stock" shall mean, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

          (1)   matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

          (2)   is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of any Loan Party); or

          (3)   is redeemable at the option of the holder of the Capital Stock in whole or in part;

in each case on or prior to the date that is ninety-one (91) days after the earlier of the date (a) of the end of the Original Term or the then current Renewal Term or (b) on which all Liabilities shall have been repaid in full; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require any Loan Party to repurchase such Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that such Loan Party may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by such Loan Party with the provisions of subsection 13(b)(iii), 13(e) and 15(m).

        "EBITDA" shall mean, with respect to any period, Borrowers' and their Subsidiaries' net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period (excluding any such non-cash charges to the extent the same represents an accrual or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period included in the calculation), all on a consolidated basis.

        "EFP" shall have the meaning set forth in the Preamble hereto.

        "Eligible Account" shall mean an Account owing to a Loan Party which is acceptable to Agent in its sole discretion exercised in good faith. Agent shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

            (i)  it is genuine and in all material respects what it purports to be;

           (ii)  it is owned by such Loan Party; such Loan Party has the right to subject it to a security interest in favor of Agent or assign it to Agent; and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

          (iii)  it arises from (A) the performance of services by such Loan Party in the ordinary course of such Loan Party's business, and such services have been fully performed in accordance with the terms and conditions of the documents related thereto; or (B) the sale or lease of Goods by such

  Loan Party in the ordinary course of such Loan Party's business, and (x) such Goods have been completed in accordance with the terms and conditions of the documents related thereto and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) such Loan Party has possession of, or such Loan Party has delivered to Agent (at Agent's request) shipping and delivery receipts evidencing delivery of such Goods; provided that the terms of clause (z) above shall not apply to Accounts created by Morgan or MOC relating to truck bodies completed and tendered for pick-up by the relevant Account Debtor in an aggregate principal amount not exceeding $7,000,000;

          (iv)  it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within 90 days after the date of the invoice and does not remain unpaid for 90 days past the invoice date thereof; provided, however, that if more than fifty percent (50%) of the aggregate U.S. Dollar Equivalent amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

           (v)  it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to an asserted right of setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

          (vi)  it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

         (vii)  the Account Debtor thereunder is not a director, officer, employee or agent of a Loan Party, or a Subsidiary, Parent or Affiliate;

        (viii)  it is not an Account with respect to which the Account Debtor is (a) the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless such Loan Party assigns its right to payment of such Account to Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable (b) Her Majesty the Queen in Right of Canada or any department, agency or instrumentality thereof, unless the applicable Loan Party, grants to Agent by way of absolute assignment and not as security, its right to payment of such Account pursuant to and in full compliance with, and all other steps deemed necessary by Agent have been taken under, the Financial Administration Act (Canada); or (c) a Canadian Crown corporation or any other Canadian government or other governmental body if such Account cannot be the object of a valid first-ranking lien and security interest in favor of Agent without special formalities or requirements, unless such formalities or requirements have been performed to the full satisfaction of Agent;

          (ix)  it is not an Account with respect to which the Account Debtor is located in a jurisdiction which requires such Loan Party, as a precondition to commencing or maintaining an action in the courts of that jurisdiction, either to (A) receive a certificate of authority to do business and be in good standing in such jurisdiction; or (B) file a notice of business activities report or similar report with such jurisdiction's taxing authority, unless (x) such Loan Party has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by such Loan Party at its election; or (z) such Loan Party has proven, to Agent's satisfaction, that it is exempt from any such requirements under any such jurisdiction's laws;

           (x)  the Account Debtor is located within the United States of America or Canada;

          (xi)  it is not an Account with respect to which the Account Debtor's obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

         (xii)  it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue in any material respect; or (B) which violates any of the covenants of such Loan Party contained in this Agreement;

        (xiii)  it is not an Account which, when added to a particular Account Debtor's other Indebtedness to such Loan Party, exceeds 20% of all Accounts of the Loan Parties taken as a whole or a credit limit determined by Agent in its sole discretion for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit); and

        (xiv)  it is not an Account with respect to which the Account Debtor is not deemed creditworthy, as determined by Agent in its sole discretion in good faith.

        "Eligible Inventory" shall mean Inventory of a Loan Party which is acceptable to Agent in its sole discretion exercised in good faith. Agent shall, in general, consider Inventory to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

            (i)  it is owned by such Loan Party, such Loan Party has the right to subject it to a security interest in favor of Agent and it is subject to a first priority perfected security interest in favor of Agent and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

           (ii)  it is located on one of the premises listed on Exhibit A (or other locations of which Agent has been advised in writing pursuant to subsection 12(b)(i) hereof) and is not in transit; provided that if such location is not owned by a Loan Party and Agent has not been provided with a landlord waiver in form and substance acceptable to Agent for such location, Borrower Representative shall advise Agent of the aggregate monthly rental expense for such location and a Reserve from Revolving Loan availability equal to the aggregate rental expenses for such location for a period reasonably determined by Agent may be imposed by Agent;

          (iii)  if held for sale or lease or furnishing under contracts of service, it is (except as Agent may otherwise consent in writing) new and unused and free from defects which would, in Agent's sole determination in good faith, affect its market value;

          (iv)  it is not stored with a bailee, consignee, warehouseman, processor or similar party unless such Loan Party has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Agent, in form and substance acceptable to Agent, such UCC or PPSA financing statements, warehouse receipts, waivers and other documents as Agent shall require;

           (v)  Agent has determined in good faith, in accordance with Agent's customary business practices, that it is not unacceptable due to age, type, category or quantity; and

          (vi)  it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue in any material respect or (B) which violates any of the covenants of such Loan Party contained in this Agreement.

        "Environmental Laws" shall mean all federal, state, provincial, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to a Loan Party's business or facilities owned or operated by such Loan Party, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

        "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

        "Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any applicable governmental authority under any Environmental Laws.

        "Equipment Amortization Date" shall have the meaning specified in subsection 2(b)(i) hereof.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

        "Event of Default" shall have the meaning specified in Section 15 hereof.

        "Excess Availability" shall mean as of any date of determination by Agent (X) during any period that is not a Triggering Event Period, with respect to Poindexter, the lesser of (A) the Maximum Loan Limit or (B) the Combined Revolving Loan Limit, in each case minus the outstanding amount of the Revolving Loans and Letter of Credit Obligations of Poindexter and (Y) during a Triggering Event Period (i) with respect to all Borrowers, the lesser of (A) the Maximum Loan Limit or (B) the aggregate Individual Revolving Loan Limits for all Borrowers, in each case minus the outstanding amount of all Revolving Loans and Letter of Credit Obligations of all Borrowers and (ii) with respect to any Borrower, the lesser of (A) such Borrower's Individual Revolving Loan Limit or (B) the Maximum Loan Limit less the outstanding amount of Revolving Loans and Letter of Credit Obligations to the other Borrowers, in each case minus the outstanding amount of all Revolving Loans and Letter of Credit Obligations of such Borrower. Solely for the purposes of computing Excess Availability in each case under clauses (X) and (Y) above, if the "aggregate accounts payable turnover" of the Loan Parties is over sixty (60) days as determined by Agent in its sole discretion determined in its good faith, Agent may deem all accounts payable which remain unpaid more than sixty (60) days after the due dates thereof as of the close of business on such date as additional Revolving Loans outstanding on such date. As used herein, "aggregate accounts payable turnover" shall mean, on any date of determination (a) the aggregate amount of accounts payable of the Loan Parties outstanding as of such date divided by the aggregate cost of goods for the last twelve months sold of the Loan Parties as of such date multiplied by (b) 360 days.

        "Existing Senior Note Documents" shall collectively mean (i) the Indenture, dated as of June 10, 2003, by and among Poindexter, as issuer, Wilmington Trust Company, as trustee and collateral agent and the guarantors party thereto, (ii) the 12.50% notes due in 2007 issued by Poindexter in the aggregate principal amount of $75,854,000 pursuant to the terms of the Indenture and (iii) all documents and agreements executed in connection with such Indenture and/or notes including, without limitation, all guarantees, pledge agreements, security agreements, mortgages, deeds of trust and similar agreements supporting, guaranteeing and/or securing repayment of the obligations under the Indenture and/or such Notes (as each amended, restated, supplemented or otherwise modified prior to the date hereof).

        "Federal Funds Rate" shall have the meaning specified in subsection 2(a) hereof.

        "Fiscal Year" shall mean each twelve (12) month accounting period of Borrowers and their respective Subsidiaries, which ends on December 31 of each year.

        "Fixed Charges" shall mean for any period, without duplication, scheduled payments of principal during the applicable period with respect to all Indebtedness of Poindexter and its Subsidiaries, on a consolidated basis, for borrowed money, plus scheduled payments of principal during the applicable period with respect to all capitalized lease obligations of Poindexter and its Subsidiaries, on a consolidated basis, plus scheduled payments of interest during the applicable period with respect to all Indebtedness of Poindexter and its Subsidiaries, on a consolidated basis, for borrowed money including capital lease obligations, on a consolidated basis, during the applicable period, plus dividends or distributions paid or accrued in respect of preferred stock not constituting Disqualified Stock of Poindexter or any of its Subsidiaries (other than distributions made for income tax purposes) during the applicable period plus, without duplication, (x) any payments, dividends or distributions paid or accrued in respect of any Disqualified Stock (other than distributions made for income tax purposes) during the applicable period and (y) any scheduled or required redemption, repayment or other repurchase obligations in respect of Disqualified Stock during the applicable period.

        "Funds Control Event" shall have the meaning specified in subsection 8(a) hereof.

        "Funds Control Event Period" shall have the meaning specified in subsection 8(a) hereof.

        "GAAP" means generally accepted accounting principles in the United States of America, consistently applied.

        "Good Funds Indemnity" shall have the meaning set forth in Section 10 hereof.

        "Grantor" or "Grantors" shall have the meaning specified in subsection 5(a) hereof.

        "Guarantor" or "Guarantors" shall have the meaning specified in subsection 34(i) hereof.

        "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

        "Indebtedness" of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under any capital leases and the present value (discounted at the Prime Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all net obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured to the extent required to be reflected on such Person's balance sheet in accordance with GAAP (the amount of such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), (g) all net obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured to the extent required to be reflected on such Person's balance sheet in accordance with GAAP (the amount of such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), (h) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Unrestricted Subsidiary, any preferred stock of such Unrestricted Subsidiary (but excluding, in each case any accrued dividends) (i) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (j) the Liabilities.

        "Indemnified Party" shall have the meaning specified in Section 19 hereof.

        "Individual Loan Limit" shall have the meaning specified in subsection 2(a)(B) hereof.

        "Intercompany Collateral Agent" shall mean LaSalle in its capacity as Intercompany Collateral Agent.

        "Intercompany Loan Agreement" shall mean that certain Intercompany Subordinated Loan and Security Agreement dated on or about the date hereof among the Loan Parties and the Intercompany Collateral Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

        "Intercompany Loan Documents" shall mean the Intercompany Loan Agreement, the Intercompany Note, all financing statements and similar documents executed in favor of the Intercompany Collateral Agent and such other documents, agreements and/or instruments executed pursuant thereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

        "Intercompany Note" shall mean that certain Master Intercompany Demand Note dated on or about the date hereof by and among the Loan Parties, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

        "Interest Period" shall have the meaning specified in subsection 4(a)(ii) hereof.

        "Inventory Turnover" shall have the meaning specified in subsection 2(a)(A) hereof.

        "Joinder Agreements" shall mean (i) a Joinder Agreement to the Loan Agreement and the Other Agreements (as applicable) in substantially the same form as Part I of Exhibit 13(d)(iv) hereto and (ii) a Joinder Agreement to the Intercompany Loan Agreement in substantially the same form as Part II of Exhibit 13(d)(iv) hereto.

        "LaSalle Accounts" shall have the meaning specified in subsection 8(a) hereof.

        "L/C Cash Collateral" shall have the meaning set forth in Section 10 hereof.

        "Lender" shall mean LaSalle and any other Person which is a party to this Agreement as a Lender or which becomes a party to this agreement pursuant to subsection 28(c).

        "Lender Termination Date" shall have the meaning specified in subsection 4(b)(xi) hereof.

        "Letter of Credit" shall mean any Letter of Credit issued on behalf of a Borrower in accordance with this Agreement.

        "Letter of Credit Obligations" shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

        "Liabilities" shall mean any and all obligations, liabilities and Indebtedness of Loan Parties to Agent or any Lender or to any parent, affiliate or subsidiary of Agent or any Lender of any and every kind and nature under this Agreement and/or any Other Agreement (including, without limitation, any obligations or liabilities associated with any lockboxes, blocked accounts or deposit accounts maintained at LaSalle Bank National Association), howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law.

        "LIBOR Rate" shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate for deposits in United States dollars for a period equal to such Interest Period as it appears on Telerate page 3750 as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. "Telerate page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace page 3750 of that service or such other service as may be nominated by the British Bankers' Association as the vendor for the purpose of displaying British Bankers' Association interest settlement rates for United States dollar deposits) divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) which are required to be maintained by any Lender by the Board of Governors of the Federal Reserve System. The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

        "LIBOR Rate Loans" shall mean the Loans bearing interest with reference to the LIBOR Rate.

        "Loan" or "Loans" shall mean all loans and advances made by or on behalf of Agent and/or Lenders to or on behalf of any Borrower hereunder.

        "Loan Party" or "Loan Parties" shall mean each Borrower and each other Obligor which is now or hereafter becomes a party to this Agreement.

        "Loan Party Release" shall have the meaning set forth in Section 10 hereof.

        "Management Services Agreement" shall collectively mean that certain (i) Management Services Agreement, dated as of May 24, 1994, between Poindexter and Southwestern Holdings, Inc., and (ii) Management Services Agreement, dated as of December 19, 2003, between MOC and Southwestern Holdings, Inc., as in effect as of the date hereof.

        "Material Adverse Effect" shall mean a material adverse effect on (i) the business, property, assets, prospects, operations or condition, financial or otherwise, of the Loan Parties taken as a whole, or any individual Borrower, (ii) the Collateral, or Agent's liens on the Collateral or the priority of such liens or (iii) Agent's or any Lender's rights and remedies under this Agreement and the Other Agreements.

        "Maximum Loan Limit" shall mean Thirty Million and No/100 Dollars ($30,000,000); provided, that so long as no Default or Event of Default has occurred and is continuing Borrower Representative may, upon ten (10) Business Days prior written notice to Agent and payment of the applicable commitment increase fee set forth in such subsection 4(c)(ii) hereof, increase the Maximum Loan Limit to Fifty Million and No/100 Dollars ($50,000,000).

        "MIC" shall have the meaning set forth in the Preamble hereto.

        "MOC" shall have the meaning set forth in the Preamble hereto.

        "Morgan" shall have the meaning set forth in the Preamble hereto.

        "Mortgaged Property" shall have the meaning specified in subsection 2(a).

        "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, shall mean the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agent's fees listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

        "New Party" shall have the meaning specified in Section 36.

        "Non-Recourse Debt" shall mean Indebtedness of a Person:

          (1)   as to which no Loan Party (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of any Loan Party to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3)   the explicit terms of which provide there is no recourse against any of the assets of any Loan Party.

        "Notice of Termination" shall have the meaning specified in subsection 4(b)(x).

        "Obligor" shall mean Borrowers and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

        "Obligor Payment" shall have the meaning specified in Section 35.

        "Original Term" shall have the meaning specified in Section 10 hereof.

        "Other Agreements" shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of an Obligor or any other Person and delivered to Agent and/or any Lender or to any parent, affiliate or subsidiary of Agent and/or any Lender in connection with the Liabilities or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

        "Parent" shall mean any Person now or at any time or times hereafter owning or controlling at least a majority of the issued and outstanding equity of a Loan Party and if a Loan Party is a partnership, the general partner of such Loan Party.

        "PBGC" shall have the meaning specified in subsection 12(b)(v) hereof.

        "Permitted Liens" shall mean:

            (i)   statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers and other non-consensual possessory liens incurred in the ordinary course of business which (i) secure amounts not yet due or declared to be due by the claimant thereunder or (ii) secure obligations relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to the applicable Loan Party or any of its Subsidiaries, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

           (ii)   liens or security interests in favor of Agent;

          (iii)   zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate materially adversely affect a Loan Party's or its Subsidiary's ability to use such real property for its intended purpose in connection with a Loan Party's or its Subsidiary's business;

          (iv)   liens in connection with purchase money indebtedness and capitalized leases otherwise permitted pursuant to this Agreement, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases;

           (v)   liens set forth on Schedule 11(e) hereto;

          (vi)   liens securing the payment of taxes, assessments and governmental charges or levies, either not yet overdue, or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the applicable Loan Party or its Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on the applicable Loan Party's or its Subsidiary's books;

         (vii)   liens of any Loan Party on the assets of any other Loan Party pursuant to any Intercompany Loan Documents, provided, that, such liens only secure Indebtedness permitted under subsection 13(f) hereof and such liens have been validly assigned by such Loan Party to Agent as part of the Collateral;

        (viii)   liens on Equipment or real property arising after the date hereof to secure Indebtedness permitted under subsection 13(b)(iv) hereof, so long as such security interests and mortgages do not apply to any property of any Loan Party or any of its Subsidiaries other than the Equipment or real property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or real property so acquired, as the case may be;

          (ix)   liens incurred or deposits made by any Loan Party or any of its Subsidiaries in the ordinary course of the business of such Loan Party or any of its Subsidiaries in connection with worker's compensation, unemployment insurance or other types of social security benefits consistent with the current practices of such Loan Party or any of its Subsidiaries as of the date hereof, or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of Indebtedness), surety, appeal, customs and performance bonds consistent with the current practices of such Loan Party or any of its Subsidiaries as of the date hereof; provided, that, such liens or deposits shall not interfere in any material respect with the use of any property or the ordinary conduct of the business of such Loan Party or impair the value of the assets and properties of such Loan Party in any material respect;

           (x)   encumbrances constituting the filing of notice financing statements of a lessor's rights in and to personal property leased to any Loan Party or any of its Subsidiaries in the ordinary course of the business of such Loan Party or any of its Subsidiaries;

          (xi)   non-consensual statutory or common law liens on, or rights of setoff against, cash of any Loan Party or any of its Subsidiaries on deposit with any depositary bank with which such Loan Party or any of its Subsidiaries maintain deposit accounts to the extent permitted hereunder, in favor of the banks in possession of such cash (other than the banks at which the Blocked Accounts are maintained as to cash in the Blocked Accounts); provided, that, (a) such liens shall not secure any Indebtedness and (b) there shall not be any restrictions on the ability or right of such Loan Party or any of its Subsidiaries to withdraw or use any such cash;

         (xii)   liens to secure any Refinancing Indebtedness to the extent permitted under subsection 13(b)(xii) hereof;

        (xiii)   liens on, or rights of setoff against, cash of any Loan Party constituting deposits of cash made by such Loan Party in the ordinary course of business and within the general parameters customary in the industry, to secure Indebtedness under interest rate swaps, caps, collars and similar arrangements hedging Indebtedness that is permitted under subsection 13(b)(viii) hereof or to secure Indebtedness under foreign exchange contracts, currency exchange contracts or other similar contractual arrangements protecting such Loan Party against fluctuations in the exchange rate of different currencies that is permitted under subsection 13(b)(vii) hereof;

        (xiv)   encumbrances arising out of consignment or similar arrangements for the sale of goods entered into by any Loan Party or any of its Subsidiaries in the ordinary course of business;

         (xv)   security interests of a financial institution acceptable to Agent providing loans or other financial accommodations to any Loan Party to finance its insurance premiums, arising after the date hereof on the insurance policies maintained by such Loan Party and the amounts payable to such Loan Party pursuant to claims thereunder to secure the Indebtedness of such Loan Party to such financial institution permitted under subsection 13(b)(ix) hereof, provided, that, such security interests shall not apply to any of the Collateral or any claims or potential claims related thereto and such security interests or any other rights or claims of such financial institution shall not in any manner affect the ability of Agent to obtain or receive payment of proceeds of insurance with respect to any of the Collateral; and

        (xvi)   security interests granted by any Loan Party in favor of LaSalle as issuing bank pursuant to a Master Letter of Credit Agreement between any such Loan Party and LaSalle.

        "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

        "Plan" shall have the meaning specified in subsection 12(b)(v) hereof.

        "Pledged Account" shall have the meaning specified in subsection 8(a) hereof.

        "Poindexter" shall have the meaning set forth in the Preamble hereto.

        "Pre-Settlement Determination Date" shall have the meaning specified in Section 32 hereof.

        "Prime Rate" shall mean, for any day, a floating rate equal to the higher of (i) Agent's publicly announced prime rate (which is not intended to be Agent's lowest or most favorable rate in effect at any time) in effect from time to time and (ii) the Federal Funds Rate plus 50 basis points per annum.

        "Prime Rate Loans" shall mean the Loans bearing interest with reference to the Prime Rate.

        "Prior Lender Obligations" shall mean the obligations and liabilities of Poindexter and its Subsidiaries party thereto as guarantors owing to Prior Lenders under that certain (i) Loan and Security Agreement, dated as of June 28, 1996, among a certain Prior Lender, Poindexter and the guarantors party thereto and all other documents or agreements executed in connection therewith (as amended, restated or otherwise modified prior to the date hereof) and (ii) that certain Loan and Security Agreement dated July 14, 2003, by and between MS Truck Body Corp., as predecessor-in-interest to Morgan Olson Corporation, as borrower, and Transamerica Business Capital Corporation, as lender, and all other documents or agreements executed in connection therewith (as amended, restated or otherwise modified prior to the date hereof).

        "Prior Lenders" shall mean Congress Financial Corporation and Transamerica Business Capital Corporation.

        "Pro Rata Share" shall mean at any time, with respect to any Lender, a fraction (expressed as a percentage of no more than nine (9) decimal places), the numerator of which shall be the sum of the Revolving Loan Commitment of such Lender at such time and the denominator of which shall be the aggregate amount of the Maximum Loan Limit at such time.

        "Qualified Public Offering" shall mean any bona fide, firm commitment, underwritten offering to the public by any Loan Party of its Capital Stock pursuant to an effective registration statement under the Securities Act, as then in effect, or any comparable statement under any similar federal statute then in force.

        "Real Property Amortization Date" shall have the meaning specified in subsection 2(b)(ii) hereof.

        "Refinancing Indebtedness" shall have the meaning specified in subsection 13(b)(xii) hereof.

        "Related Transactions" shall mean (a) the contribution by John B. Poindexter of all of the Capital Stock of MOC to Poindexter on terms and conditions acceptable to the Agent and (b) the execution and delivery of the Senior Note Documents on terms and conditions satisfactory to the Agent and the consummation of a public offering of the Senior Notes on or prior to the Closing Date.

        "Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

        "Renewal Term" shall have the meaning specified in Section 10 hereof.

        "Replacement Lenders" shall have the meaning specified in subsection 4(b)(xi) hereof.

        "Requisite Lenders" shall mean at any time Lenders having, in the aggregate, aggregate Pro Rata Shares of at least sixty-six and two-thirds percent (66 2/3%) at such time.

        "Reserves" shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letters of Credit which would otherwise be available to any Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or its value or (ii) the enforceability, perfection or priority of the security interests and other rights of Agent or any Lender in the Collateral or (b) to reflect Agent's reasonable good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower is or may have been incomplete, inaccurate or misleading in any material respect. Without limiting the foregoing and by way of example only, Agent may elect to establish Reserves as a result of (A) Agent's failure to receive Uniform Commercial Code financing statements, warehouse receipts, waivers, subordination agreements and similar third party documents from any Loan Party, consignee, warehouseman, lessor, processor or similar party as Agent shall reasonably require under the terms of this Agreement, including, without limitation, clause (ii) of the definition of "Eligible Inventory", (B) the failure of any Loan Party to comply with the insurance requirements of subsection 12(e) hereof, (C) the imposition of any tax liens, mechanics liens or other encumbrances on the Collateral not otherwise permitted hereunder, (D) claims made by preferential creditors in their capacity as such and/or (E) Canadian "30 day goods".

        "Respective Loan Parties" shall mean (i) with respect to Poindexter, Poindexter, (ii) with respect to Morgan, Morgan, Morgan Trailer Financial Corporation, Morgan Trailer Financial Management, L.P. and Raider Industries Inc., (iii) with respect to MIC, MIC, SWK Holdings, Inc. and Universal Brixius, Inc., (iv) with respect to TAG, TAG, (v) with respect to MOC, MOC and (vi) with respect to EFP, EFP.

        "Revolving Loan Commitment" shall mean, with respect to any Lender, the maximum amount of Revolving Loans which such Lender has agreed to make, subject to the terms and conditions of this Agreement, as set forth on the signature page hereto or an Assignment and Acceptance Agreement executed by such Lender.

        "Revolving Loan Limit" shall mean (a) with respect to Poindexter, the Combined Revolving Loan Limit, (b) with respect to TAG, TAG's Individual Revolving Loan Limit, and (c) with respect to any other Borrower, such Borrower's Individual Loan Limit.

        "Revolving Loans" shall have the meaning specified in subsection 2(a) hereof.

        "Securities Act" shall mean the Securities Act of 1933, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

        "Senior Note Documents" shall mean the Senior Notes, the Senior Notes Indenture and all schedules, exhibits, amendments, supplements and modifications thereto and all other instruments and documents delivered pursuant thereto or in connection therewith.

        "Senior Note Indenture" shall mean the Indenture dated as of March 15, 2004 by and among Poindexter, as issuer, Wilmington Trust Company, as trustee, and the other Loan Parties as guarantors, with respect to the Senior Notes, as such Senior Note Indenture is amended, modified, supplemented, extended, renewed, restated or replaced as permitted by the terms of subsection 13(b) hereof.

        "Senior Notes" shall mean collectively, the 8 3/4% Senior Notes due 2014, issued by Poindexter pursuant to the terms of the Senior Note Indenture in an initial aggregate principal amount of $125,000,000 (which amount may be subsequently increased to up to $150,000,000 as permitted by subsection 13(b)(vi) hereof) as such Senior Notes may be amended, modified, supplemented, extended, renewed, restated or replaced as permitted by the terms of subsection 13(b) hereof.

        "Settlement Date" shall have the meaning specified in Section 32 hereof.

        "Solvent" shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

        "Spot Rate" shall mean, with respect to U.S. Dollars or Canadian Dollars, as the case may be, the rate quoted by LaSalle as the spot rate for the purchase by LaSalle of U.S. Dollars with Canadian Dollars or other currency or for the purchase by LaSalle of Canadian Dollars with U.S. Dollars or other currency (as the context may require) at approximately 10:00 A.M. (Chicago time) on a date no more than two (2) Business Days prior to the date as of which the foreign exchange computation is made.

        "Subagent" shall have the meaning specified in subsection 27(o) hereof.

        "Subordinated Debt" shall mean indebtedness for borrowed money of any Loan Party which is subordinated to the Liabilities in a manner and form satisfactory to Agent in its sole discretion, as to right and time of payment and as to any other liens, rights and remedies thereunder.

        "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by a Loan Party or Loan Parties on a consolidated basis, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by a Loan Party or Loan Parties on a consolidated basis, or any partnership of which a Loan Party is a general partner.

        "TAG" shall have the meaning set forth in the Preamble hereto.

        "TAG's Individual Revolving Loan Limit" shall have the meaning specified in subsection 2(a)(A)(II) hereof.

        "Target" shall mean a Person substantially all of whose assets are acquired by a Loan Party or a Subsidiary of a Loan Party.

        "Tax" shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Agent and/or any Lender and/or (ii) to be withheld or deducted from any payment otherwise required hereby to be made by a Borrower to Agent and/or any Lender; provided, that the term "Tax" shall not include any franchise taxes or taxes imposed upon the net income of Agent and/or any Lender.

        "Terminated Lender" shall have the meaning specified in subsection 4(b)(x) hereof.

        "Triggering Event" shall mean, at the election of Agent and Requisite Lenders, in their sole discretion, a date on which (i) either (x) Excess Availability (including cash on hand) of Poindexter is less than $5,000,000, or (y) an Event of Default has occurred and is continuing and (ii) Agent has notified Borrower Representative in writing that Agent or Requisite Lenders have elected to provide Revolving Loans to each Borrower pursuant to subsection 2(a)(B) hereof. Once a Triggering Event has occurred, it shall remain in effect until Agent has determined that (i) Excess Availability has exceeded $5,000,000 for a period of one (1) calendar month and (ii) no Event of Default has occurred and is continuing during such calendar month.

        "Triggering Event Period" shall mean any period while a Triggering Event has occurred and is continuing.

        "Unrestricted Subsidiary" shall mean any Subsidiary of any Loan Party (other than any Subsidiary constituting a Loan Party) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Loan Party in the manner provided below and any Subsidiary of an Unrestricted Subsidiary; provided, that the Board of Directors of such Loan Party may designate any Subsidiary of such Loan Party (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or investment therein but excluding any Subsidiary which is a Loan Party) to be an Unrestricted Subsidiary as long as each of the following conditions shall have been satisfied, in form and substance satisfactory to Agent:

          (1)   such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any investment in, or own or hold any lien on any property of, any other Subsidiary of any Loan Party which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

          (2)   all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

          (3)   loans or advances by any Loan Party to, or investments by any Loan Party in (by capital contribution, dividend or otherwise) such Subsidiary complies with subsection 13(f)(v) hereof;

          (4)   such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of any Loan Party;

          (5)   such Subsidiary is a Person with respect to which no Loan Party has any direct or indirect obligation:

            (a)   to subscribe for additional Capital Stock of such Person; or

            (b)   to maintain or preserve such Persons' financial condition or to cause such Person to achieve any specified levels of operating results;

          (6)   on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with any Loan Party with terms substantially less favorable to such Loan Party than those that might have been obtained from Persons who are not Affiliates of such Loan Party;

          (7)   Agent shall have received evidence, in form and substance satisfactory to Agent, that after giving effect to such designation, average daily Excess Availability with respect to all Borrowers for the 30-day period preceding such designation would have exceeded $20,000,000; and

          (8)   Agent shall have received a copy of resolutions of the Board of Directors of such Loan Party giving effect to such designation and an officer's certificate certifying that such designation complies with each of the conditions set forth herein.

        Notwithstanding the foregoing, (i) if, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement, and (ii) the Board of Directors of any Loan Party may designate any Unrestricted Subsidiary not to be an Unrestricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided further that in each case, at Agent's or Requisite Lenders' election, such Subsidiary shall execute the Joinder Agreements to this Agreement and the Intercompany Loan Agreement to become a Loan Party hereunder and thereunder, and execute and deliver such Other Agreements, documents, agreements, certificates, opinions and other items as Agent shall require, in each case in form and substance satisfactory to Agent, to further guarantee and secure the Liabilities. In no event shall the assets of any Unrestricted Subsidiary be included in the Revolving Loan Limit of any Borrower.

        "U.S. Dollar Equivalent" shall mean, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount of U.S. Dollars, and (b) with respect to any amount denominated in Canadian Dollars or any currency other than U.S. Dollars, the amount of U.S. Dollars as determined by Agent at such time on the basis of the Spot Rate for the purchase of U.S. Dollars with Canadian Dollars or such other currency (as the context may require).

2.     LOANS.

        (a)    Revolving Loans.

        (A)  (I) During any period that is not a Triggering Event Period, subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, each Lender, severally and not jointly, agrees to make its Pro Rata Share of revolving loans and advances ("Revolving Loans") to Poindexter requested by Borrower Representative in an amount up to the sum of the following sublimits (the "Combined Revolving Loan Limit"):

            (i)  up to eighty-five percent (85%) of the U.S. Dollar Equivalent of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Loan Parties' business (other than TAG)) of the Eligible Accounts of Loan Parties (other than TAG); provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Agent in good faith based on the results of the most recent twelve (12) month period for which Agent has conducted a field audit of Loan Parties (other than TAG)) exceeds five percent (5%); plus

           (ii)  up to sixty percent (60%) of the U.S. Dollar Equivalent of the lower of cost or market value of Loan Parties' Eligible Inventory (other than TAG's Eligible Inventory); plus

          (iii)  up to eighty-five percent (85%) of the U.S. Dollar Equivalent of the orderly liquidation value of Loan Parties' Equipment (other than TAG's Equipment) as determined by an appraiser acceptable to Agent; plus

          (iv)  up to seventy percent (70%) of the U.S. Dollar Equivalent of the fair market value (as determined by an appraiser acceptable to Agent) of all real property owned by Loan Parties (other than TAG); minus

           (v)  such Reserves as Agent elects, in its sole discretion exercised in good faith, to establish from time to time;

provided, that (x) the sum of the Revolving Loans and Letter of Credit Obligations with respect to clause (ii) above and subsection 2(a)(A)(II)(ii) hereof shall at no time exceed Twenty Million and No/100 Dollars ($20,000,000); (y) the sum of the Revolving Loans and Letter of Credit Obligations

with respect to clauses (iii) and (iv) above and subsections 2(a)(A)(II)(iii) and (iv) hereof shall at no time exceed Twenty Million and No/100 Dollars ($20,000,000); and (z) the sum of all the outstanding Revolving Loans and Letter of Credit Obligations shall in no event exceed the Maximum Loan Limit;

provided, further, that the Agent may, on not less than five (5) days prior notice to Borrower Representative, (i) reduce any of the lending formulas with respect to Eligible Accounts to the extent that Agent determines in good faith that the general creditworthiness of Account Debtors has declined in any material respect or (ii) reduce any of the lending formula(s) with respect to Eligible Inventory to the extent that the Agent determines in good faith that: (A) the number of days of the Inventory Turnover for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased or (C) the nature, quality or mix of the Inventory has deteriorated which adversely affects the value of the Inventory or the ability of the Agent to realize thereon. In addition, in determining whether to reduce the lending formula(s), the Agent may consider events, conditions, contingencies or risks which are considered in determining Eligible Accounts or Eligible Inventory or in establishing Reserves. As used herein, "Inventory Turnover" shall mean, on any date of determination (a) the lower of cost or market value of the Inventory of the applicable Loan Parties as of such date divided by the aggregate cost of goods for the last twelve months sold of the applicable Loan Parties as of such date multiplied by (b) 360 days. As used above, the term "applicable Loan Parties" shall mean for any applicable Borrower, the Loan Parties whose assets are being included when computing the applicable Borrower's Revolving Loan Limit.

        The aggregate unpaid principal balance of the Revolving Loans to Poindexter shall not at any time exceed the Combined Revolving Loan Limit minus the Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds the Maximum Loan Limit minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit or the Combined Revolving Loan Limit, the Borrowers shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess and Agent shall apply such payment to the Revolving Loans in such order as Agent shall determine in its sole discretion.

        (II)  Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, each Lender, severally and not jointly, agrees to make its Pro Rata Share of Revolving Loans to TAG requested by Borrower Representative in an amount up to the sum of the following sublimits for TAG (hereinafter "TAG's Individual Revolving Loan Limit"):

            (i)  with respect to TAG, up to eighty-five percent (85%) of the U.S. Dollar Equivalent of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of TAG's business) of the Eligible Accounts of TAG; provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Agent in good faith based on the results of the most recent twelve (12) month period for which Agent has conducted a field audit of TAG) exceeds five percent (5%); plus

           (ii)  with respect to TAG, up to sixty percent (60%) of the U.S. Dollar Equivalent of the lower of cost or market value of TAG's Eligible Inventory; plus

          (iii)  with respect to TAG, up to eighty-five percent (85%) of the U.S. Dollar Equivalent of the orderly liquidation value of the TAG's Equipment (as determined by an appraiser acceptable to Agent); plus

          (iv)  with respect to TAG, up to seventy percent (70%) of the U.S. Dollar Equivalent of the fair market value (as determined by an appraiser acceptable to Agent) of any real property owned by TAG; minus

           (v)  such Reserves as Agent elects, in its sole discretion exercised in good faith, to establish from time to time;

provided, that (x) the sum of the Revolving Loans and Letter of Credit Obligations to all Borrowers with respect to clause (ii) above and subsection 2(a)(A)(I)(ii) hereof shall at no time exceed Twenty Million and No/100 Dollars ($20,000,000); (y) the sum of the Revolving Loans and Letter of Credit Obligations with respect to clauses (iii) and (iv) above and subsections 2(a)(A)(I)(iii) and (iv) hereof shall at no time exceed Twenty Million and No/100 Dollars ($20,000,000); and (z) the sum of all the outstanding Revolving Loans and Letter of Credit Obligations shall in no event exceed the Maximum Loan Limit;

provided, further, that the Agent may, on not less than five (5) days prior notice to Borrower Representative, (i) reduce any of the lending formulas with respect to Eligible Accounts to the extent that Lender determines in good faith that the general creditworthiness of Account Debtors has declined in any material respect or (ii) reduce any of the lending formula(s) with respect to Eligible Inventory to the extent that the Agent determines in good faith that: (A) the number of days of the Inventory Turnover for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased or (C) the nature, quality or mix of the Inventory has deteriorated which adversely affects the value of the Inventory or the ability of the Agent to realize thereon. In addition, in determining whether to reduce the lending formula(s), the Agent may consider events, conditions, contingencies or risks which are considered in determining Eligible Accounts or Eligible Inventory or in establishing Reserves.

        The aggregate unpaid principal balance of the Revolving Loans to TAG shall not at any time exceed TAG's Individual Revolving Loan Limit minus TAG's Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds the Maximum Loan Limit minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations of TAG exceeds any applicable sublimit or TAG's Individual Revolving Loan Limit, the Borrowers shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess and Agent shall apply such payment to the Revolving Loans in such order as Agent shall determine in its sole discretion.

        (B)  During a Triggering Event Period, subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, each Lender, severally and not jointly, agrees to make its Pro Rata Share of Revolving Loans to each Borrower requested by Borrower Representative in an amount up to the sum of the following sublimits for such Borrower (such Borrower's "Individual Revolving Loan Limit"):

            (i)  with respect to each such Borrower, up to eighty-five percent (85%) of the U.S. Dollar Equivalent of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of the Respective Loan Parties' business) of the Eligible Accounts of the Respective Loan Parties pertaining to such Borrower; provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Agent in good faith based on the results of the most recent twelve (12) month period for which Agent has conducted a field audit of the Respective Loan Parties) exceeds five percent (5%); plus

           (ii)  with respect to each such Borrower, up to sixty percent (60%) of the U.S. Dollar Equivalent of the lower of cost or market value of the Respective Loan Parties' Eligible Inventory; plus

          (iii)  with respect to each such Borrower, up to eighty-five percent (85%) of the U.S. Dollar Equivalent of the orderly liquidation value of the Respective Loan Parties' Equipment (as determined by an appraiser acceptable to Agent); plus

          (iv)  with respect to each such Borrower, up to seventy percent (70%) of the U.S. Dollar Equivalent of the fair market value (as determined by an appraiser acceptable to Agent) of any real property owned by the Respective Loan Parties; minus

           (v)  such Reserves as Agent elects, in its sole discretion exercised in good faith, to establish from time to time;

provided, that (x) the sum of the Revolving Loans and Letter of Credit Obligations to all Borrowers with respect to clause (ii) above shall at no time exceed Twenty Million and No/100 Dollars ($20,000,000); (y) the sum of the Revolving Loans and Letter of Credit Obligations with respect to clauses (iii) and (iv) above shall at no time exceed Twenty Million and No/100 Dollars ($20,000,000); and (z) the sum of all the outstanding Revolving Loans and Letter of Credit Obligations shall in no event exceed the Maximum Loan Limit;

provided, further, that the Agent may, on not less than five (5) days prior notice to Borrower Representative, (i) reduce any of the lending formulas with respect to Eligible Accounts to the extent that Lender determines in good faith that the general creditworthiness of Account Debtors has declined in any material respect or (ii) reduce any of the lending formula(s) with respect to Eligible Inventory to the extent that the Agent determines in good faith that: (A) the number of days of the Inventory Turnover for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased or (C) the nature, quality or mix of the Inventory has deteriorated which adversely affects the value of the Inventory or the ability of the Agent to realize thereon. In addition, in determining whether to reduce the lending formula(s), the Agent may consider events, conditions, contingencies or risks which are considered in determining Eligible Accounts or Eligible Inventory or in establishing Reserves.

        The aggregate unpaid principal balance of the Revolving Loans to any Borrower shall not at any time exceed such Borrower's Individual Revolving Loan Limit minus such Borrower's Letter of Credit Obligations. If at any time the outstanding Revolving Loans exceeds the Maximum Loan Limit minus the Letter of Credit Obligations, or any portion of the Revolving Loans and Letter of Credit Obligations exceeds any applicable sublimit or any Borrower's Individual Revolving Loan Limit, the Borrowers shall immediately, and without the necessity of demand by Agent, pay to Agent such amount as may be necessary to eliminate such excess and Agent shall apply such payment to the Revolving Loans in such order as Agent shall determine in its sole discretion. In addition, during a Triggering Event Period, Agent shall be permitted to allocate all the Liabilities to such of the Borrowers' individual loan accounts as Agent may elect in its discretion.

        Notwithstanding the foregoing, no Borrower shall have any availability for Revolving Loans or Letters of Credit under (a) subsections 2(a)(A)(I)(iii), 2(a)(A)(II)(iii) or 2(a)(B)(iii) above until the conditions set forth in clause (i) below are met to the satisfaction of Agent or (b) subsections 2(a)(A)(I)(iv), 2(a)(A)(II)(iv) or 2(a) (B)(iv) above until each of the conditions set forth in clause (ii) below are met to the satisfaction of Agent:

            (i)  with respect to the availability set forth in subsections 2(a)(A)(I)(iii), 2(a)(A)(II)(iii) and 2(a)(B)(iii), Agent shall have received (a) an appraisal of the orderly liquidation value of the relevant Loan Parties' Equipment from an appraiser and in form and substance acceptable to Agent, and (b) a mortgagee and/or landlord's waiver agreement in favor of Agent, on terms acceptable to Agent, with respect to each location which is leased or subject to a senior mortgage lien at which any such Equipment is located; and

           (ii)  with respect to the availability set forth in subsections 2(a)(A)(I)(iv), 2(a)(A)(II)(iv) and 2(a)(B)(iv), Agent shall have received (a) an appraisal of the fair-market value of the relevant Loan Parties' owned real property from an appraiser and in form and substance acceptable to Agent, (b) charges, mortgages and/or deeds of trust covering all of the real property owned by the relevant Loan Parties (each a "Mortgaged Property") together with title insurance policies or, in the case of each Mortgaged Property owned by the Canadian Loan Party, an acceptable title opinion from local counsel acceptable to the Agent (with such endorsements as Agent may reasonably require), current as-built surveys, estoppel letters, environmental assessments and such other related items reasonably requested by Agent, (c) evidence that executed copies of the charges, mortgages and/or deeds of trust have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Liens) on each Mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law), and (d) an opinion of counsel in each state or province in which any Mortgaged Property is located, which, in the case of (a)—(d) above shall be in form and substance reasonably acceptable to Agent.

        (C)  Notwithstanding any failure to satisfy the conditions to funding Revolving Loans under this Agreement, Agent may, in its sole discretion, permit any Borrower's Revolving Loans and Letter of Credit Obligations to exceed such Borrower's Revolving Loan Limit (the "Interim Advance") and to remain outstanding and/or continue to advance Revolving Loans to any Borrower on behalf of the Lenders without the consent of any Lender for a period of up to sixty (60) calendar days, so long as (i) the amount of the Interim Advances for all Borrowers does not exceed at any time ten percent (10%) of the Maximum Loan Limit, (ii) the aggregate outstanding principal balance of the Revolving Loans does not exceed the Maximum Loan Limit, and (iii) Agent has not been notified by Requisite Lenders to cease making such Revolving Loans. If the Interim Advance is not repaid in full within sixty (60) days of the initial occurrence of the Interim Advance, no future advances may be made to any Borrower without the consent of all Lenders until the Interim Advance is repaid in full.

        Neither Agent nor any Lender shall be responsible for any failure by any other Lender to perform its obligations to make Revolving Loans hereunder, and the failure of any Lender to make its Pro Rata Share of any Revolving Loan hereunder shall not relieve any other Lender of its obligation, if any, to make its Pro Rata Share of any Revolving Loans hereunder.

        If Borrower Representative, on behalf of any Borrower, makes a request for a Revolving Loan as provided herein, Agent, at its option and in its sole discretion, shall do either of the following:

            (i)  advance the amount of the proposed Revolving Loan to such Borrower disproportionately (a "Disproportionate Advance") out of Agent's own funds on behalf of Lenders, which advance shall be on the same day as Borrower Representative's request therefor with respect to Prime Rate Loans if Borrower Representative notifies Agent of such request by 10:30 A.M., Chicago time on such day, and request settlement in accordance with Section 32 hereof such that upon such settlement each Lender's share of the outstanding Revolving Loans (including, without limitation, the amount of any Disproportionate Advance) equals its Pro Rata Share; or

           (ii)  Notify each Lender by telecopy, electronic mail or other similar form of teletransmission of the proposed advance on the same day Agent is notified or deemed notified by Borrower Representative of Borrower Representative's request on behalf of any Borrower for an advance pursuant to this Section 2(a). Each Lender shall remit, to the demand deposit account designated by Borrower Representative (i) with respect to Prime Rate Loans, at or prior to 3:00 P.M., Chicago time, on the date of notification, if such notification is made before 10:30 A.M., Chicago time, or 10:00 A.M., Chicago time, on the Business Day immediately succeeding the date of such notification, if such notification is made after 10:30 A.M., Chicago time, and (ii) with respect to LIBOR Rate Loans, at or prior to 10:30 A.M., Chicago time, on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender's Pro Rata Share of such proposed advance.

        If and to the extent that a Lender does not settle with Agent as required under this Agreement (a "Defaulting Lender") each Borrower and Defaulting Lender severally agree to repay to Agent forthwith on demand such amount required to be paid by such Defaulting Lender to Agent, together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to Agent (x) in the case of a Defaulting Lender at the rate published by the Federal Reserve Bank of New York on the next succeeding Business Day as the "Federal Funds Rate" or if no such rate is published for any Business Day, at the average rate quoted for such day for such transactions from three (3) federal funds brokers of recognized standing selected by Agent, and (y) in the case of any Borrower, at the interest rate applicable at such time for such Loans; provided, that any Borrower's obligation to repay such advance to Agent shall not relieve such Defaulting Lender of its liability to Agent for failure to settle as provided in this Agreement.

        Each Borrower hereby authorizes Agent, in its sole discretion, to charge any of such Borrower's accounts or advance Revolving Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements.

        A request for a Revolving Loan shall be made or shall be deemed to be made, each in the following manner: the Borrower Representative, on behalf of the applicable Borrower, shall give Agent same day notice, no later than 1:00 P.M. (Chicago time) for such day, of its request for a Revolving Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Revolving Loan as a LIBOR Rate Loan, in which notice Borrower Representative shall specify the identity of Borrower, the amount of the proposed borrowing and the proposed borrowing date; provided, however, that no such request may be made at a time when a Default or an Event of Default shall have occurred and be continuing. In the event that a Borrower maintains a controlled disbursement account at Agent, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall also constitute a request for a Revolving Loan as a Prime Rate Loan. As an accommodation to Borrower Representative and Borrowers, Agent may permit telephone requests for Revolving Loans and electronic transmittal of instructions, authorizations, agreements or reports to Agent by Borrower Representative. Unless Borrower Representative specifically directs Agent in writing not to accept or act upon telephonic or electronic communications from Borrower Representative, Agent shall have no liability to Borrowers for any loss or damage suffered by a Borrower as a result of Agent's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent by Borrower Representative or any Borrower and Agent shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

        Borrower Representative and each Borrower hereby irrevocably authorize Agent to disburse the proceeds of each Revolving Loan requested by Borrower Representative for any Borrower, or deemed to be requested by any such Borrower, as follows: the proceeds of each Revolving Loan requested under Section 2(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower Representative, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrower Representative and Agent from time to time, or elsewhere if pursuant to a written direction from Borrower Representative.

        (b)    Availability Reductions.

            (i)  The availability described in subsections 2(a)(A)(I)(iii), 2(a)(A)(II)(iii) and 2(a)(B)(iii) above (as applicable) shall be automatically and permanently reduced on a ratable basis for each Borrower by equal monthly installments based on an amortization of sixty (60) months commencing on the Equipment Amortization Date (as defined below) and continuing on the first

  Business Day of each calendar month thereafter, and shall be automatically and permanently reduced to zero upon the earliest to occur of (A) the date on which the foregoing availability shall be reduced in full; (B) the date upon which demand for repayment of the Loans is made by Agent or Requisite Lenders as a result of the occurrence and continuation of an Event of Default; and (3) the date upon which this Agreement terminates pursuant to its provisions including, without limitation, Section 10 of the Agreement. As used herein, the "Equipment Amortization Date" shall mean the first Business Day of the calendar month following the month in which an appraisal is issued by an appraiser acceptable to Agent with respect to the orderly liquidation value of the Equipment of the Loan Parties that is in form and substance acceptable to Agent. Not more frequently than once in each calendar year, Borrower Representative shall be entitled to deliver to Agent an updated appraisal with respect to the orderly liquidation value of the Equipment of the Loan Parties together with a proposal to amend the availability reductions described above in accordance with the revised orderly liquidation value of the Equipment set forth in such updated appraisal. Provided that (i) no Default or Event of Default shall have occurred and be continuing at such time and (ii) such appraisal is issued by an appraiser acceptable to Agent and the Lenders and is in form and substance acceptable to Agent and the Lenders, the Agent and Lenders agree to consider such proposal in good faith and pursue internal credit committee approval for amending such availability reductions. Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Agent or any Lender to consent to any modification or amendment to such availability reductions unless and until the Agent, Lenders and Loan Parties shall have agreed in writing to an amendment to this Agreement to implement the same.

           (ii)  The availability described in subsections 2(a)(A)(iv), 2(a)(A)(II)(iv) and 2(a)(B)(iv) above (as applicable) shall be automatically and permanently reduced on a ratable basis for each Borrower by equal monthly installments based on an amortization of one hundred twenty (120) months commencing on the Real Property Amortization Date (as defined below) and continuing on the first Business Day of each calendar month thereafter, and shall be automatically and permanently reduced to zero upon the earliest to occur of (A) the date on which the foregoing availability shall be reduced in full; (B) the date upon which demand for repayment of the Loans is made by Agent or Requisite Lenders as a result of the occurrence and continuation of an Event of Default; and (3) the date upon which this Agreement terminates pursuant to its provisions including, without limitation, Section 10 of the Agreement. As used herein, the "Real Property Amortization Date" shall mean the first Business Day of the calendar month following the month in which an appraisal is issued by an appraiser acceptable to Agent with respect to fair market value of the real property of the Loan Parties that is in form and substance acceptable to Agent. Not more frequently than once in each calendar year, Borrower Representative shall be entitled to deliver to Agent an updated appraisal with respect to the fair market value of the real property of the Loan Parties together with a proposal to amend the availability reductions described above in accordance with the revised fair market value of the real property set forth in such updated appraisal. Provided that (i) no Default or Event of Default shall have occurred and be continuing at such time and (ii) such appraisal is issued by an appraiser acceptable to Agent and the Lenders and is in form and substance acceptable to Agent and the Lenders, the Agent and Lenders agree to consider such proposal in good faith and pursue internal credit committee approval for amending such availability reductions. Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Agent or any Lender to consent to any modification or amendment to such availability reductions unless and until the Agent, Lenders and Loan Parties shall have agreed in writing to an amendment to this Agreement to implement the same.

        (c)    Repayments.

        ALL LIABILITIES SHALL BE REPAID BY BORROWERS UPON DEMAND BY AGENT OR THE REQUEST OF THE REQUISITE LENDERS AT ANY TIME WHILE AN EVENT OF DEFAULT

HAS OCCURRED AND REMAINS CONTINUING. Prior to such demand, Liabilities shall be repaid as follows:

          (i)    Repayment of Revolving Loans.    The Revolving Loans and all other Liabilities shall be repaid on the last day of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof.

          (ii)    Mandatory Prepayments; Casualty Losses; Insurance Proceeds.    Upon receipt of the proceeds of the sale or other disposition of any Equipment or real property of any Loan Party or if any Equipment or real property of any Loan is damaged, destroyed or taken by condemnation in whole or in part, the proceeds thereof shall be paid by such Borrower to Agent as a mandatory prepayment of the Liabilities and, if the value thereof has been included in any Borrower's Revolving Loan Limit, the availability described in subsections 2(a)(A)(I)(iii), 2(a)(A)(II)(iii) and 2(a)(B)(iii), in the case of such Equipment, or subsections 2(a)(A)(I)(iv), 2(a)(A)(II)(iv) and 2(a)(B)(iv) in the case of such real property, shall be permanently reduced by (A) in the case of such Equipment, the eighty-five percent (85%) of the orderly liquidation value of such Equipment (as determined by the most recent appraisal being used by Agent for determining availability pursuant to subsection 2(b)(i) hereof) less a ratable share of the monthly availability reductions pursuant to subsection 2(b)(i) which have occurred prior to such event, and (B) in the case of such real property, seventy percent (70%) of the fair market value of such real property (as determined by the most recent appraisal being used by Agent for determining availability pursuant to subsection 2(b)(ii) hereof less a ratable share of the monthly availability reductions pursuant to subsection 2(b)(ii) which have occurred prior to such event, in each case with such reductions being allocated to the applicable availability installment reductions described in subsection 2(b) above in inverse order of maturity.

        Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, if any of any Loan Party's assets subject to a lien in favor of Agent is damaged or destroyed in whole or in part, the casualty or insurance proceeds thereof shall be paid by such Loan Party to Agent and temporarily applied against the Revolving Loans of such of the Borrowers as Agent may elect and upon such application, Agent shall establish a Reserve against the relevant Borrower's Revolving Loan Limit in an amount equal to the amount of such proceeds, without the occurrence of the availability reduction described in the preceding paragraph. Thereafter such reserved funds may be used by the Borrowers to replace, restore or rebuild the assets as follows: (1) the applicable Borrower shall request a Revolving Loan under this Section 2 in an amount not to exceed the proceeds received as and when such proceeds are necessary to fund the costs incurred in replacing, restoring and/or rebuilding the subject assets (and, in the event such loss was suffered by Loan Party other than a Borrower then eligible to borrow hereunder, provide an intercompany loan to such Loan Party with the proceeds of such Revolving Loan for such purpose), and (2) so long as the conditions precedent to making such Revolving Loan have been met, Agent and/or the Lenders shall make such Revolving Loans and the Reserve established with respect to such proceeds shall be reduced by the amount of such Revolving Loan advance (or discontinued, in the event such Revolving Loans equal the amount of such Reserve). If such replacement, restoration or rebuilding shall not have been completed within 180 days after the date of such damage, destruction or condemnation if reasonably possible to complete within 180 days, a mandatory prepayment equal to the amount of all casualty or insurance proceeds shall be made by the Borrowers in respect of the Loans as provided above and the Reserve from the applicable Borrowers' Revolving Loan Limit shall be concurrently released and the availability reduction described in the preceding paragraph shall occur. If such replacement, restoration or rebuilding is not reasonably able to be completed in 180 days, the applicable Borrower shall have such time as may be necessary so long as such Borrower has entered into binding agreements to replace, restore or rebuild such assets during such 180 day period and is diligently attempting to reach completion. In addition, in the event any proceeds of business interruption insurance shall be payable under any Loan Parties' insurance policies, Agent shall be entitled to receive all such proceeds and Agent shall make such proceeds available to the applicable Borrowers so long as no Default or Event of Default has occurred and is continuing at the time of such release; provided that if a Default or Event of Default has occurred and is continuing at the time of such release, Agent shall be entitled to apply such proceeds to the Revolving Loans of such Borrowers as Agent may elect while establishing a Reserve against such Borrowers' Revolving Loan Limit in an amount equal to the amount of such proceeds.

        (d)    Notes.

        The Loans shall, in Agent's and Lender's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to each Lender. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Agent and each Lender.

        (e)    Reliance on Notices; Appointment of Borrower Representative.

        Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or request for Revolving Loans or Letters of Credit, any notice of conversion/continuation of any LIBOR Rate Loan or Prime Rate Loan or any similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary. Each Borrower hereby designates Borrower Representative as its representative and agent on its behalf for the purposes of issuing any notice or request for Revolving Loans or Letters of Credit, any notice of conversion/continuation of any LIBOR Rate Loan or Prime Rate Loan or any similar notice, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the Other Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Other Agreements. Borrower Representative hereby accepts such appointment. Agent and each Lender may regard any notice or other communication pursuant to any of the Other Agreements from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

        (f)    Conversion to U.S. Dollars.

        All valuations or computations of monetary amounts set forth in this Agreement or the Other Agreements (including, for the purpose of calculation of Excess Availability, Combined Revolving Loan Limit, the Individual Revolving Loan Limit and the Maximum Loan Limit) shall include as the context may require the U.S. Dollar Equivalent of amounts of currencies other than U.S. Dollars, as the case may be.

3.     LETTERS OF CREDIT.

        (a)    General Terms.

        Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term or any Renewal Term, Agent shall from time to time, issue, cause to be issued or otherwise guarantee, upon Borrower Representative's request in respect of any Borrower, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed Fifteen Million and No/100 Dollars ($15,000,000). Payments made by Agent or Lenders to any Person on account of any Letter of Credit shall constitute Loans hereunder and each Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request for a loan to reimburse such issuer. Borrowers shall remit to Agent for the benefit of Lenders, a Letter of Credit fee equal to two percent (2.0%) per annum on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable quarterly in arrears on the last Business Day of each quarter. Borrowers shall also pay on demand the normal and customary administrative charges of the issuer of the Letter(s) of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

        (b)    Requests for Letters of Credit.

        Borrower Representative shall make requests for Letters of Credit on behalf of a Borrower in writing at least three (3) Business Days prior to the date such Letter of Credit is to be issued. Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby. Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit. If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

        (c)    Obligations Absolute.

        Each Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Agent and/or Lenders if Agent and/or Lenders have reimbursed such issuer on such Borrower's behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of: (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which a Borrower or any other Person may have against any beneficiary of any Letter of Credit or Agent, any Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind, the issuer of any Letter of Credit or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of a Borrower's obligations hereunder. It is understood and agreed by each Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary.

        (d)    Expiration Dates of Letters of Credit.

        The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term.

        (e)    Lender Participation.

        Immediately upon the issuance of a Letter of Credit in accordance with this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Agent and each other issuer of any Letter of Credit, without recourse or warranty, an undivided interest and participation therein to the extent of such Lender's Pro Rata Share (including, without limitation, all obligations of Borrowers with respect thereto). Each Borrower hereby indemnifies each of Agent and each Lender against any and all liability and expense it may incur in connection with any Letter of Credit and agrees to reimburse each of Agent and each Lender for any payment made by Agent or any Lender to the issuer thereof, together with interest at the highest rate then applicable to Loans hereunder, except for any liability incurred or payment made as a result of Agent's or such Lender's gross negligence, or willful or criminal misconduct.

4.     INTEREST, FEES AND CHARGES.

        (a)    Interest Rate.

        Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

            (i)  At the Prime Rate in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

           (ii)  One Hundred Seventy Five (175) basis points in excess of the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period. "Interest Period" shall mean any continuous period of thirty (30), sixty (60) or ninety (90) days, as selected from time to time by the Borrower Representative requesting such LIBOR Rate Loan by irrevocable notice (in writing, by telecopy, telex, electronic mail, or cable) given to Agent not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that: (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term; and (C) if for any reason Borrower Representative shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans. Interest shall be payable on the last Business Day of each month in arrears and on the last Business Day of such Interest Period.

          (iii)  Upon the occurrence of an Event of Default and during the continuance thereof, following written notice from the Agent thereof to Borrower Representative, the Loans and Letter of Credit Obligations shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate or Letter of Credit fee (as applicable) otherwise payable thereon, which interest shall be payable on demand. Overdue interest, fees and other amounts shall (to the extent permitted by applicable law) bear interest at the rate of two percent (2.0%) per annum in excess of the rates applicable to Prime Rate Loans.

        (b)    Other LIBOR Provisions.

            (i)   Subject to the provisions of this Agreement, Borrower Representative shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (D) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be continued as or converted to LIBOR Rate Loans, if the continuation or conversion thereof would violate the provisions of subsections 4(b)(ii) or 4(b)(iii) of this Agreement or if an Event of Default has occurred and remains continuing.

           (ii)   Agent's determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Agent or any Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Agent or such Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by a Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subsection 4(a)(ii) of this Agreement shall not represent the effective pricing to such Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Agent shall promptly notify Borrower Representative and (1) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

          (iii)   If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Agent or any Lender or their lending offices (a "Regulatory Change"), shall, in the opinion of counsel to Agent or such Lender, make it unlawful for Agent or such Lender to make or maintain LIBOR Rate Loans, then Agent shall promptly notify the Borrower Representative and (A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

          (iv)   If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by the Borrower Representative in its request (other than as a result of a default by Agent or a Lender), each Borrower agrees to indemnify Agent and each Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Agent or such Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Agent or such Lender as a result of such prepayment.

           (v)   If, after the date hereof, any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Agent or any Lender; (B) subject Agent or any Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Agent or any Lender of principal or interest due from a Borrower to Agent or such Lender hereunder (other than a change in the taxation of the overall net income of Agent or such Lender); or (C) impose on Agent or any Lender any other condition regarding the LIBOR Rate Loans or Agent's or any Lender's funding thereof, and Agent or any Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Agent or such party, of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Agent or such Lender hereunder, then Borrowers shall pay to

  Agent or such Lender, on demand, such additional amounts as such party shall, from time to time, determine are sufficient to compensate and indemnify such party from such increased cost or reduced amount.

          (vi)   Agent and each Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes. If (A) Agent or any Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) Borrowers shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Agent or such Lender to reflect all additional costs incurred by Agent or such Lender in connection with the payment by Agent or such Lender or the withholding by a Borrower of such Tax and Borrower Representative shall provide Agent or such Lender with a statement detailing the amount of any such Tax actually paid by Borrowers. Determination by Agent or any Lender of the amount of such costs shall be presumptive evidence therefor. If after any such adjustment any part of any Tax paid by Agent or any Lender is subsequently recovered by Agent or such Lender, such party shall reimburse Borrowers to the extent of the amount so recovered. A certificate of an officer of Agent or any Lender setting forth the amount of such recovery and the basis therefor shall be presumptive evidence therefore. Each Lender that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any Liabilities, execute and deliver to the Borrowers and the Agent, on or about the first scheduled payment date in each Fiscal Year, one or more (as the Borrowers or the Agent may reasonably request) United States Internal Revenue Service Form W-8 BEN or Form W-8 ECI or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Lender is exempt from withholding or deduction of Taxes.

         (vii)   Each request for LIBOR Rate Loans shall be in an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000), and in integral multiples of Five Hundred Thousand and No/100 Dollars ($500,000).

        (viii)   Unless otherwise specified by Borrower Representative, all Loans shall be Prime Rate Loans.

          (ix)   No more than 8 Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

           (x)   If any Lender (A) has required the Borrowers to pay additional amounts in respect of withholding Taxes pursuant to subsection 4(b)(vi), (ii) has notified the Borrowers and the Agent of its incurring increased costs under subsections 4(b)(v) or 4(c)(vi) or (iii) asserts under subsection 4(b)(ii) or (iii) that it is unlawful for it to make and maintain LIBOR Rate Loans, in each case when no other Lender has also made such assertion, then the Borrower Representative may, unless (A) any Default or Event of Default has occurred and is continuing, (B) such Lender has notified the Borrowers and the Agent that the circumstances giving rise to such notice no longer apply or (C) more than ten (10) Business Days shall have passed since the date of such notice or assertion without the Borrower Representative delivering a Notice of Termination to such Lender in accordance with this Section, terminate, in whole but not in part, the Revolving Loan Commitments of any Lender (the "Terminated Lender") at any time upon ten (10) Business Days' prior written notice to the Terminated Lender and the Agent (such notice referred to herein as a "Notice of Termination"), provided that such termination shall be in accordance with subsection 4(b)(xi).

          (xi)   In order to effect the termination of the Revolving Loan Commitments of the Terminated Lender, the Borrowers shall: (A) obtain an agreement with one or more Lenders to increase their respective Revolving Loan Commitments and/or (B) request any one or more other banking or other financial institutions reasonably acceptable to the Agent to become parties to this Agreement in place and instead of such Terminated Lender and agree to accept the Terminated Lender's Revolving Loan Commitments; provided, however, that each such banking or financial institution shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000 reasonably acceptable to Agent, or shall be acceptable to the Agent and the Requisite Lenders and become a party by executing an assignment agreement (the Lenders or other banking or other financial institutions that agree to accept in whole or in part the Revolving Loan Commitment of the Terminated Lender being referred to herein as the "Replacement Lenders"), such that the aggregate increased and/or accepted Revolving Loan Commitments of the Replacement Lenders under clauses (A) and (B) above equal the Revolving Loan Commitment of the Terminated Lender. The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the "Lender Termination Date"), and the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Revolving Loan Commitments and, if there will be more than one Replacement Lender, the portion of the Terminated Lender's Revolving Loan Commitments to be assigned to each Replacement Lender. On the Lender Termination Date, (v) the Terminated Lender shall by execution and delivery of an assignment agreement assign its Revolving Loan Commitments to the Replacement Lender or Replacement Lenders indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders each of its Loans (if any) then outstanding and participation interests in Letters of Credit (if any) then outstanding, (w) the Terminated Lender shall endorse its Notes, payable without recourse, representation or warranty, except in accordance with the assignment between Terminated Lenders and Replacement Lender, to the order of the Replacement Lender or Replacement Lenders, (x) the Replacement Lender or Replacement Lenders shall purchase the Notes held by the Terminated Lender at a price equal to the unpaid principal amount thereof plus all interest, fees and other Liabilities owing to such Terminated Lender accrued and unpaid to the Lender Termination Date, (y) the Replacement Lender or Replacement Lenders will thereupon succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 28, and the Terminated Lender will have the rights and benefits of an assignor under Section 28, and (z) following the consummation of the replacement of the Terminated Lender, Terminated Lender will deliver to Agent the Note previously delivered to Terminated Lender for redelivery to Borrowers and Borrowers will deliver to the Replacement Lender, a new executed Note evidencing Replacements Lender's Pro Rata Share in the Loans after giving effect to the replacement of Terminated Lender as set forth herein (such new Note will be issued in the aggregate maximum principal amount of the Revolving Loan Commitment of the Replacement Lender). To the extent not in conflict, the terms of Section 28 shall supplement the provisions of this subsection 4(b)(xi).

        (c)    Fees And Charges.

          (i)    Upfront Fee:    Borrowers shall pay to Agent, for the ratable benefit of Lenders, an upfront fee of One Hundred Fifty Thousand Dollars ($150,000), which upfront fee shall be fully earned and payable on the Closing Date.

          (ii)    Commitment Increase Fee:    Borrowers shall pay to Agent, for the ratable benefit of Lenders, a commitment increase fee of One Hundred Thousand Dollars ($100,000), which commitment increase fee shall be fully earned by and payable on the date when the Maximum Loan Limit has been increased to $50,000,000.

          (iii)    Collateral Monitoring and Agency Fee:    Borrowers shall pay to Agent, for its own account, a collateral monitoring and agency fee equal to $9,000 for each calendar quarter or part thereof during the Original Term or any Renewal Term which collateral monitoring and agency fee shall be fully earned and payable on the Closing Date and the first Business Day of each calendar quarter thereafter in full in advance pro-rated to reflect the remaining days in the calendar quarter if commencing on a date other than the first day of a calendar quarter or if ending on a date other than the last day of a calendar quarter.

          (iv)    Unused Line Fee.    Borrowers shall jointly and severally pay to Agent, for the ratable benefit of the Lenders, an unused line fee of one-quarter of 0.375% of the difference between the Maximum Loan Limit and the average daily balance of the Revolving Loans plus the Letter of Credit Obligations for each quarter, which fee shall be fully earned by Lenders and payable quarterly in arrears on the last Business Day of each calendar quarter. Said fee shall be calculated on the basis of a 360 day year.

          (v)    Costs and Expenses:    Borrowers shall reimburse Agent for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys' fees (whether for internal or outside counsel), incurred by Agent or any Subagent in connection with the (i) documentation and consummation of this Agreement, the Other Agreements and any other transactions related hereto or thereto among Borrowers, Agent, any Subagent and/or Lenders, including, without limitation, UCC, PPSA and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Agent's, any Subagent's or any Lender's rights under this Agreement or any Other Agreement. Borrowers shall also pay all normal service charges with respect to all accounts, if any, maintained by each Borrower with LaSalle and any additional services requested by a Borrower from LaSalle. All such costs, expenses and charges shall constitute Liabilities hereunder, shall be payable by Borrowers to Agent, Subagent, Lenders and/or LaSalle, as applicable, on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. In addition, following the occurrence and during the continuation of an Event of Default, Borrowers shall reimburse each Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys' fees, incurred by such Lender in connection with the (i) collection, protection or enforcement of any rights in or to the Collateral; (ii) collection of any Liabilities; and (iii) enforcement of any of Lenders' rights under this Agreement or any Other Agreement.

          (vi)    Capital Adequacy Charge.    If Agent or any Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, after the date hereof, or compliance by Agent or such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration such party's policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Agent to Borrower Representative of a written demand therefor ("Capital Adequacy Demand") together with the certificate described below, Borrowers shall pay to such party such additional amount or amounts ("Capital Adequacy Charge") as will compensate such party for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Agent or the applicable Lender claiming entitlement to payment as set forth above shall be presumptive evidence therefor. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Agent or the applicable party, and the method by which such amount was determined. In determining such amount, Agent or the applicable Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

        (d)    Maximum Interest.

        It is the intent of the parties that the rate of interest and other charges to each Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Agent or any Lender may lawfully charge such Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to such Borrower.

5.     COLLATERAL.

        (a)    Grant of Security Interest to Agent.

        As security for the payment of all Loans now or in the future made by Agent and/or any Lender to Borrowers hereunder and for the payment or other satisfaction of all other Liabilities, each Loan Party (other than the Canadian Loan Party) (each, a "Grantor" and collectively, the "Grantors") hereby assigns to Agent, for the benefit of Agent and Lenders, and grants to Agent, for the benefit of Agent and Lenders, a continuing security interest in the following property of such Grantor, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Grantor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Grantor; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, Software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights and Supporting Obligations; (h) Commercial Tort Claims listed on Exhibit C hereto; (i) any other property of such Grantor now or hereafter in the possession, custody or control of Agent or any Lender or any agent or any parent, affiliate or subsidiary of Agent or any Lender or any participant with any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Grantor's books and records relating to any of the foregoing and to such Grantor's business.

        (b)    Other Security.

        Agent, in its sole discretion, without waiving or releasing any obligation, liability or duty of any Grantor under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Agent in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Agent shall constitute Liabilities, payable by Borrowers to Agent on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

        (c)    Possessory Collateral.

        Immediately upon any Grantor's receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Grantor shall deliver the original thereof to Agent together with an appropriate endorsement or other specific evidence of assignment thereof to Agent (in form and substance acceptable to Agent). If an endorsement or assignment of any such items shall not be made for any reason, Agent is hereby irrevocably authorized, as such Grantor's attorney and agent-in-fact, to endorse or assign the same on such Grantor's behalf.

        (d)    Electronic Chattel Paper.

        To the extent that a Grantor obtains or maintains any Electronic Chattel Paper, such Grantor shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Agent as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Agent or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Agent, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

6.     PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

        Each Grantor shall, at Agent's reasonable request, at any time and from time to time, authenticate, execute and deliver to Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Agent) and do such other acts and things or cause third parties to do such other acts and things as Agent may deem necessary or desirable in its reasonable discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Each Grantor irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as such Grantor's true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Agent's security interest in the Collateral. Each Grantor further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement. Each Grantor further ratifies and confirms the prior filing by Agent of any and all financing statements which identify such Grantor as debtor, Agent as secured party and any or all Collateral as collateral.

7.     POSSESSION OF COLLATERAL AND RELATED MATTERS.

        Until an Event of Default has occurred and remains continuing, each Grantor shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Grantor's business, to (a) sell, lease or furnish under contracts of service any of such Grantor's Inventory normally held by such Grantor for any such purpose and (b) use and consume any raw materials, work in process or other materials normally held by such Grantor for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Grantor.

8.     COLLECTIONS.

        (a)   Within thirty (30) days after the Closing Date, each Borrower shall establish one or more blocked accounts (collectively, "Blocked Accounts") and shall deposit and cause its Respective Loan Parties to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a lock box) into such Blocked Accounts. At the option of Loan Parties, Account Debtors of the Loan Parties may remit payments on the Accounts directly to a post office box (each, a "lock box") at LaSalle or another financial institution acceptable to Agent at which a corresponding Blocked Account has been established under an arrangement acceptable to Agent into which all payments received in such lock box shall be deposited. If a Loan Party, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of a Loan Party or any Affiliate or Subsidiary, or any other Person acting for or in concert with a Loan Party shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Loan Party and each such Person shall receive all such items in trust for, Agent and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) to a Blocked Account. The financial institution with which any Blocked Account is established shall acknowledge and agree, in a manner reasonably satisfactory to Agent, that such financial institution will follow the instructions of Agent with respect to disposition of funds in the Blocked Accounts and the related lock box without further consent from such Loan Party, that such financial institution has no right to setoff (or only a subordinated right of setoff) against the Blocked Account or related lockbox or against any other account maintained by such financial institution into which the contents of the Blocked Account or related lock box are transferred, and that such financial institution shall wire, or otherwise transfer to Agent in immediately available funds in a manner satisfactory to Agent, funds deposited in the Blocked Account on a daily basis as such funds are collected. At all times when no Funds Control Event Period is in effect, Agent shall remit all funds received by Agent from the Blocked Accounts into the account of the Borrower Representative maintained at LaSalle. In addition to the Blocked Accounts, Loan Parties may also establish accounts at financial institutions acceptable to Agent subject to control agreements in favor of Agent (each a "Pledged Account"). Loan Parties (other than Canadian Loan Party) shall cause all proceeds of Accounts and other Collateral to be remitted to a Blocked Account and shall not deposit such proceeds in any other account. The Canadian Loan Party, however, shall cause all proceeds of Accounts and other Collateral to be remitted to a Pledged Account. Within thirty (30) days after the Closing Date, each Loan Party shall cause all accounts of such Loan Party, other than Blocked Accounts established at LaSalle, to be subject to control agreements in favor of and on terms and conditions reasonably acceptable to the Agent. At all times during a Funds Control Event Period (as defined below), the Agent shall be entitled to send a notice to the financial institutions holding such Pledged Accounts to assume exclusive control over such Pledged Accounts and cause all proceeds of such Pledged Accounts to be remitted to a Blocked Account or another account of Agent (provided, that Agent hereby agrees to send such notice only during a Funds Control Event Period). Each financial institution with which any Pledged Account is established shall acknowledge and agree, in a manner satisfactory to Agent, that such financial institution will follow the instructions of Agent after receipt by such financial institution of a notice to that effect sent by Agent with respect to disposition of funds in the Pledged Account without further consent from such Loan Party, that except as set forth in such control agreement with Agent, such financial institution has no right to setoff against the Pledged Account, and that such financial institution shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to Agent, funds deposited in the Pledged Account when so directed by a Loan Party or, after receipt at the aforementioned notice, the Agent. Each Loan Party agrees that all payments made to any such Blocked Account or otherwise received by Agent at any time a Funds Control Event Period is in effect, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided, that so long as no Event of Default has occurred and remains continuing, payments received by Agent shall not be applied to the unmatured portion of the LIBOR Rate Loans, but shall be held in a cash collateral account maintained by Agent, until the earlier of (i) the last Business Day of the Interest Period applicable to such LIBOR Rate Loan and (ii) the occurrence of an Event of Default; provided further, that so long as no Event of Default has occurred and remains continuing, the immediately available funds in such cash collateral account may be disbursed, at a

Borrower's discretion, to such Borrower so long as after giving effect to such disbursement, such Borrower's availability under subsection 2(a) hereof at such time, equals or exceeds the outstanding Revolving Loans at such time.

        Notwithstanding the foregoing, Agent hereby agrees not to exercise its sole and exclusive control with respect to the Pledge Accounts set forth in this subsection so long as (x) Excess Availability exceeds $20,000,000 and (y) no Event of Default has occurred and remains continuing (the failure to meet (x) or (y) a "Funds Control Event"); provided, that once a Funds Control Event has occurred, it shall remain in effect until Agent has determined that (i) Excess Availability has exceeded $20,000,000 for a period of one (1) calendar month and (ii) no Event of Default has occurred and is continuing during such calendar month. As used herein "Funds Control Event Period" shall mean any period while a Funds Control Event has occurred and is continuing. Prior to a Funds Control Event, the Loan Parties shall have access to and may make withdrawals from the Pledged Accounts and other operating accounts of Loan Parties at LaSalle (the "LaSalle Accounts"); provided, that during a Funds Control Event Period, Agent, may in its sole discretion, without any prior notice to Borrowers or any other Loan Party, assume exclusive dominion and control over each Pledged Account and LaSalle Account, and without limiting any of Agent's or any Lender's other rights and remedies, apply the same to the payment and/or cash collateralization of the Liabilities in accordance with the terms of this Agreement and the Other Agreements. Each Loan Party agrees to pay all fees, costs and expenses in connection with opening and maintaining each Blocked Account, related lock box, Pledged Account and LaSalle Account. All of such fees, costs and expenses if not paid by a Loan Party, may be paid by Agent and in such event all amounts paid by Agent shall constitute Liabilities hereunder, shall be payable to Agent by each Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by the applicable Loan Party to Agent, and, if that endorsement of any such item shall not be made for any reason, Agent is hereby irrevocably authorized to endorse the same on such Loan Party's behalf. For the purpose of this section, each Loan Party irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as such Loan Party's true and lawful attorney and agent-in-fact (i) to endorse such Loan Party's name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of such Loan Party or Goods pertaining thereto; (ii) during a Funds Control Event Period, to take control in any manner of any item of payment or Proceeds thereof (unless authority is provided to Agent in any Other Agreement governing such lock box or deposit account) and (iii) during a Funds Control Event Period, to have access to any lock box or postal box into which any of such Loan Party's mail is deposited, and open and process all mail addressed to such Loan Party and deposited therein (unless authority is provided to Agent in any Other Agreement governing such lock box or deposit account).

        (b)   Agent may, at any time and from time to time after the occurrence and during the continuation of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of each Loan Party's Accounts or other amounts owed to a Loan Party by suit or otherwise; (ii) exercise all of such Loan Party's rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Loan Party; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to such Loan Party, or compromise or extend or renew for any period (whether or not longer than the original period) any Indebtedness thereunder; (iv) sell or assign any Account of such Loan Party or other amount owed to such Loan Party upon such terms, for such amount and at such time or times as Agent deems advisable; (v) prepare, file and sign such Loan Party's name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Loan Party; and (vi) do all other acts and things which are necessary, Agent's sole discretion, to fulfill such Loan Party's obligations under this Agreement and the Other Agreements and to allow Agent to collect the Accounts or other amounts owed to such Loan Party. In addition to any other provision hereof, Agent may at any time, after the occurrence and during the continuation of an Event of Default, at Loan Parties' expense, notify any parties obligated on any of the Accounts to make payment directly to Agent of any amounts due or to become due thereunder.

        (c)   For purposes of calculating interest and fees, Agent shall, within one (1) Business Day after receipt by Agent at its office in Chicago, Illinois of cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds against the Liabilities in such order as Agent shall determine in its sole discretion (unless otherwise provided for in this Agreement). For purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral received by Agent while any Funds Collateral Event Period is in effect or paid to Agent with the direction by any Loan Party to make payment of the Liabilities shall be applied in whole or in part against the Liabilities, in such order as Agent shall determine in its sole discretion, on the day of receipt, subject to actual collection.

        (d)   On a monthly basis, Agent shall deliver to Borrower Representative an account statement showing all Loans, charges and payments. Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Agent receives a written notice from Borrower Representative of any specific exceptions of any Borrower thereto prior to the repayment in full of the Liabilities and termination of this Agreement pursuant to the terms hereof. Until such time as Agent shall have rendered to Borrower Representative a written statement as provided above, the balance in the loan account(s) of any Borrower shall be presumptive evidence of the amounts due and owing to Agent and the Lenders by such Borrower.

9.     COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

        (a)    Borrowing Reports.

        Borrower Representative shall deliver to Agent an executed loan report and certificate in Agent's then current form on the third Business Day of each week in respect of the immediately preceding week (or, so long as average monthly Excess Availability is equal to or greater than $20,000,000, on the fifth Business Day of each month in respect of the immediately preceding month), which shall be accompanied by copies of the Loan Parties' sales journal, cash receipts journal and credit memo journal for the relevant period. Such report shall reflect the activity of the Loan Parties with respect to Accounts for the immediately preceding week (or month, as applicable), and shall be in a form and with such specificity as is reasonably satisfactory to Agent and shall contain such additional information concerning Accounts and Inventory as may be requested by Agent including, without limitation, but only if specifically requested by Agent, copies of all invoices prepared in connection with such Accounts; provided that at all times prior to the occurrence and during the continuation of an Event of Default, information concerning Inventory which may be requested by Agent under this subsection 9(a) shall be subject to being updated on a monthly basis.

        (b)    Monthly Reports.

        Borrower Representative, shall deliver to Agent, in addition to any other reports, as soon as practicable and in any event: (i) within ten (10) days after the end of each month, (A) a detailed trial balance of each Loan Party's Accounts aged per invoice date, in form and substance reasonably satisfactory to Agent including, without limitation, the names and addresses of all Account Debtors of each Loan Party, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Agent may require in its sole discretion), including a listing of any held checks; and (ii) within ten (10) days after the end of each month, the general ledger inventory account balance, a perpetual inventory report (where available) and Agent's standard form of

Inventory report then in effect or the form most recently requested from Borrower Representative by Agent, for each Loan Party by each category of Inventory, together with a description of the monthly change in each category of Inventory.

        (c)    Financial Statements.

        Borrower Representative shall deliver to Agent and each Lender the following financial information, all of which shall be prepared in accordance with GAAP, and shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement: (i) no later than thirty (30) days after each calendar month (or forty-five (45) days, in the case of a month that is the last month of a Fiscal Quarter), copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income, retained earnings and cash flow of Loan Parties on a consolidated and consolidating basis, certified by the Chief Financial Officer or Vice President of Finance of Borrower Representative; (ii) no later than forty-five (45) days after the end of each of the first three quarters of Borrower Representative's Fiscal Year, copies of internally prepared financial statements including, without limitation, balance sheets, statements of income, retained earnings and cash flows of Loan Parties on a consolidated and consolidating basis certified by the Chief Financial Officer of Borrower Representative and (iii) no later than ninety (90) days after the end of Borrower Representative's Fiscal Years, audited annual financial statements with an unqualified opinion by independent certified public accountants selected by Borrower Representative and reasonably satisfactory to Agent, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that a primary intent of Loan Parties in obtaining such financial statements is to influence Agent and Lenders and that Agent and Lenders are relying upon such financial statements in connection with the exercise of their rights hereunder and (B) copies of any management letters sent to a Loan Party by such accountants;

        (d)    Annual Projections.

        As soon as practicable and in any event prior to the beginning of each Fiscal Year, Borrower Representative shall deliver to Agent and each Lender projected balance sheets, statements of income and cash flow for Loan Parties on a consolidated basis, for each of the twelve (12) months during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Agent.

        (e)    Public Reporting.

        Promptly upon the filing thereof, Borrower Representative shall deliver to Agent and each Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrower Representative or any of its Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Agent and each Lender copies of any reports and proxy statements delivered to its shareholders.

        (f)    Other Information.

        Promptly following request therefor by Agent, such other business or financial data, reports, appraisals and projections as Agent may reasonably request.

10.   TERMINATION; AUTOMATIC RENEWAL.

        THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL MARCH 14, 2008 (THE "ORIGINAL TERM") AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A "RENEWAL TERM") UNLESS (A) AGENT, AT THE REQUEST OF THE REQUISITE LENDERS, ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL

TERM OR ANY RENEWAL TERM BY GIVING BORROWER REPRESENTATIVE WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM; (B) THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; OR (C) BORROWER REPRESENTATIVE OR ANY LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING THE OTHER PARTIES HERETO WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM. UPON TERMINATION OF THIS AGREEMENT, BORROWERS SHALL PAY ALL OF THE LIABILITIES IN FULL. If one or more of the events specified in clauses (A), (B) and (C) occurs or this Agreement otherwise expires, then the Lenders shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full. At such time as Borrowers have repaid all of the Liabilities and this Agreement has terminated, Loan Parties shall deliver to each Lender and Agent a release, in form and substance satisfactory to Agent of all obligations and liabilities of Agent and Lenders and their officers, directors, employees, agents, parents, subsidiaries and affiliates to Loan Parties (collectively, the "Loan Party Release"). The Loan Parties shall agree and, if the Loan Parties are obtaining new financing from another Lender to refinance any portion of the Liabilities, shall cause such new Lender to agree to indemnify Agent and Lenders, on terms satisfactory to Agent, for checks which Agent has credited to any Borrower's accounts, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to such Borrower's account (the "Good Funds Indemnity"). In addition, if any Letter of Credit Obligations shall remain outstanding at the time this Agreement is terminated, Borrowers shall provide Agent with cash collateral in an amount equal to 105% of the aggregate amount of all such Letter of Credit Obligations (the "L/C Cash Collateral"). If, during the term of this Agreement, Borrowers prepay all of the Liabilities from any source other than income from the ordinary course operations of Borrowers' business and this Agreement is terminated, Borrowers agree to pay to Agent, for the benefit of Lenders, as a prepayment fee, in addition to the payment of all other Liabilities, an amount equal to (i) one percent (1%) of the Maximum Loan Limit if such prepayment occurs three (3) years or more prior to the end of the Original Term or (ii) one-half percent (0.5%) of the Maximum Loan Limit if such prepayment occurs two (2) years or more prior to the end of the Original Term but less than three (3) years or more prior to the end of the Original Term; provided that such prepayment fee shall be automatically waived if, after 12 months following the Closing Date, the Liabilities are repaid with the proceeds of a financing provided by LaSalle or its Affiliates. Provided that Agent and Lenders receive the Loan Party Release, the Good Funds Indemnity and, if applicable, the L/C Cash Collateral on terms and conditions satisfactory to the Agent and Lenders, and receive payment in full of all Liabilities in immediately available funds together with any applicable prepayment fee, (i) the Agent and the Lenders agree to provide the Loan Parties with a written release of all liabilities and claims arising pursuant to this Agreement and the Other Agreements except in respect of the Good Funds Indemnity, the L/C Cash Collateral and the terms of this Agreement and the Other Agreements which, by their terms, expressly survive termination, including, without limitation, the terms of Sections 19 and 24 of this Agreement and (ii) the Agent agrees, at the Borrowers' expense, to return to the Borrower Representative all share certificates, promissory notes, certificates of title and other similar possessory Collateral theretofore delivered to the Agent and execute and/or deliver to the Borrower Representative such documents, instruments, and agreements as reasonably requested and furnished by the Borrower Representative to evidence the termination of this Agreement and the release of the Agent's and Lenders' liens on the Collateral.

11.   REPRESENTATIONS AND WARRANTIES.

        Each Loan Party hereby represents and warrants to Agent and each Lender, which representations and warranties (whether appearing in this Section 11 or elsewhere) shall be true at the time of Loan Parties' execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and shall be remade by each Loan Party at the time each Loan is made pursuant to this Agreement.

        (a)    Financial Statements and Other Information.

        The financial statements and other information delivered or to be delivered by Loan Parties to Agent or any Lender at or prior to the date of this Agreement fairly present the financial condition of Loan Parties and their Subsidiaries, and there has been no adverse change in the financial condition, the operations or any other status of a Loan Party since the date of the financial statements delivered to Agent most recently prior to the date of this Agreement. All written information now or heretofore furnished by each Loan Party to Agent or any Lender is true and correct as of the date with respect to which such information was furnished.

        (b)    Locations.

        The office where each Loan Party keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Loan Party's principal place of business and all of each Loan Party's other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Exhibit A and at other locations within the continental United States (or with respect to Canadian Loan Party, within Saskatchewan, Canada) of which Agent has been advised by a Loan Party in accordance with subsection 12(b)(i) (Exhibit A also sets forth the correct amount of the monthly rental payment as of the date hereof by each applicable Loan Party with respect to each leased location set forth thereon opposite to each such leased location). The Collateral, including, without limitation, the Equipment (except any part thereof which a Loan Party shall have advised Agent in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A, and at other locations within the continental United States (or with respect to Canadian Loan Party, within Saskatchewan, Canada) of which Agent has been advised by a Loan Party in writing in accordance with subsection 12(b)(i) hereof.

        (c)    Loans by Loan Parties.

        No Loan Party has made any loans or advances to any Affiliate or other Person except for advances authorized hereunder to employees, officers and directors of such Loan Party for travel and other expenses arising in the ordinary course of such Loan Party's business and loans permitted pursuant to subsection 13(f) hereof.

        (d)    Accounts and Inventory.

        Each Account or item of Inventory which a Borrower shall, expressly or by implication, request Agent to classify as an Eligible Account or as Eligible Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of "Eligible Account" and "Eligible Inventory" as set forth herein and as otherwise established by Agent from time to time;

        (e)    Liens.

        Each Loan Party is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Loan Party, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

        (f)    Organization, Authority and No Conflict.

        Each Loan Party is a corporation duly organized, validly existing and in good standing in its state of incorporation, its state organizational identification number is listed on Schedule 11(f) hereto and such Loan Party is duly qualified and in good standing in all jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Each Loan Party has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder. Each Loan Party's execution, delivery and performance of this Agreement and the Other Agreements does not conflict with the provisions of the organizational documents of such Loan Party, any statute, regulation, ordinance or rule of law, or any material agreement, contract or other document which may now or hereafter be binding on such Loan Party, and each Loan Party's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of such Loan Party's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which such Loan Party or any of its property may be bound or affected.

        (g)    Litigation.

        There are no actions or proceedings which are pending or threatened against a Loan Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, and each Loan Party shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Agent. No Loan Party has any Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C may be amended from time to time.

        (h)    Compliance with Laws and Maintenance of Permits.

        Except as set forth on Schedule 11(t), each Loan Party has obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect. Except as set forth on Schedule 11(t), each Loan Party is in compliance in all material respects with all applicable federal, state, provincial, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would have a Material Adverse Effect.

        (i)    Affiliate Transactions.

        Except as set forth on Schedule 11(i) hereto or as permitted pursuant to subsection 11(c) hereof, no Loan Party is conducting, permitting or suffering to be conducted, any transaction with any Affiliate other than transactions with Affiliates in the ordinary course of business pursuant to terms that are no less favorable to such Loan Party than the terms upon which such transfers or transactions would have been made had they been made to or with a Person that is not an Affiliate.

        (j)    Names and Trade Names.

        Each Loan Party's name has always been as set forth on the first page of this Agreement and no Loan Party uses any trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

        (k)    Equipment.

        Each Loan Party has good and indefeasible and merchantable title to and ownership of all Equipment which is represented as owned by such Loan Party in any report or financial statement delivered to Agent. Except for Equipment having a value not exceeding $250,000 in the aggregate for all Loan Parties, no Equipment is a Fixture to real estate unless such real estate is owned by such Loan Party and is subject to a mortgage in favor of Agent, or if such real estate is leased, is subject to a landlord's agreement in favor of Agent on terms acceptable to Agent, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Agent.

        (l)    Enforceability.

        This Agreement and the Other Agreements to which a Loan Party is a party are the legal, valid and binding obligations of such Loan Party and are enforceable against such Loan Party in accordance with their respective terms.

        (m)    Solvency.

        Both before and after giving effect to (i) the execution and delivery of this Agreement and the Other Agreements, (ii) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (iii) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative, (iv) the consummation of each of the Related Transactions and the incurrence of Indebtedness thereunder and (v) the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party (other than TAG) is and will be Solvent.

        (n)    Indebtedness.

        Except as set forth on Schedule 11(n) hereto, no Loan Party is obligated (directly or indirectly), for any Indebtedness other than the Loans.

        (o)    Margin Security and Use of Proceeds.

        No Loan Party owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

        (p)    Parent, Subsidiaries and Affiliates.

        Except as set forth on Schedule 11(p) hereto, no Loan Party has any Parents, Subsidiaries or other Affiliates or divisions, nor is any Loan Party engaged in any joint venture or partnership with any other Person.

        (q)    No Defaults.

        No Loan Party is in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does any Borrower know of any dispute regarding any contract, lease or commitment which would have a Material Adverse Effect.

        (r)    Employee Matters.

        Except as set forth on Schedule 11(r), there are no controversies pending or threatened between a Loan Party and any of its employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, have a Material Adverse Effect, and each Loan Party is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not have a Material Adverse Effect on such Loan Party.

        (s)    Intellectual Property.

        Each Loan Party possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue to conduct its business in substantially the same manner as heretofore conducted by it.

        (t)    Environmental Matters.

        Except as set forth on Schedule 11(t) hereto, within the preceding 12 months, no Loan Party or any of its Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or Released of any Hazardous Materials, on or off its premises (whether or not owned by it), in any manner which violates in any material respect any Environmental Law or Environmental Permit and the operations of each Borrower comply in all material respects with all Environmental Laws and Environmental Permits. Except as set forth on Schedule 11(t) hereto, no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, is pending or, to the best of each Loan Party's and its Subsidiaries' knowledge, threatened with respect to (i) any non-compliance with, or violation of, in any material respect, the requirements of any Environmental Law by a Loan Party or any of its Subsidiaries; (ii) the generation, use, storage, treatment, transportation, manufacture, handling, production or Release of any Hazardous Materials; or (iii) any other environmental, health or safety matter, which affects a Loan Party, any of its Subsidiaries or its or their respective business, operations or assets. Except as set forth on Schedule 11(t) hereto, no Loan Party or any of its Subsidiaries has any material liability (contingent or otherwise) in connection with the generation, use, storage, treatment, transportation, manufacture, handling, production or Release of any Hazardous Materials.

        (u)    ERISA and Other Pension Matters.

        Except as set forth on Schedule 11(u), each Loan Party and its Subsidiaries has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, are reasonably likely to result in the imposition of a lien against any of its or their properties or assets. All employee pension benefit plans of the Canadian Loan Party are registered under, and in compliance in all material respect with, all requirements of law, all payments, reports, returns and filings required to be made thereunder have been made and there is no obligation on the part of the Canadian Loan Party under any such plan that is in arrears. All such plans have been administered in accordance with their terms and the provisions of applicable law. Except as set forth on Schedule 11(u), there are no unfunded liabilities under any such plans and, without limiting the generality of the foregoing, there is no going concern unfunded actuarial liability, past service unfunded actuarial liability or solvency deficiency.

12.   AFFIRMATIVE COVENANTS.

        Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Loan Parties obtain Requisite Lenders' prior written consent waiving or modifying any of Loan Parties' covenants hereunder in any specific instance, each Loan Party covenants and agrees as follows:

        (a)    Maintenance of Records.

        Each Loan Party shall at all times keep accurate and complete books, records and accounts with respect to all of such Loan Party's business activities, in accordance with sound accounting practices and GAAP, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A;

        (b)    Notices.

        Each Loan Party shall:

          (i)    Locations.    Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Agent of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of such Loan Party's books, records and accounts (or copies thereof), the opening or closing of any post office box, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which such Loan Party has previously advised Agent that such Goods will be used.

          (ii)    Eligible Accounts and Inventory.    Promptly upon becoming aware thereof, notify Agent if any Account or Inventory identified by such Loan Party to Agent as an Eligible Account or Eligible Inventory, in each case, having a stated value in excess of (i) $500,000 in the case of any one Account or one item of Inventory or (ii) $2,000,000 in the aggregate in any calendar month, becomes ineligible for any reason.

          (iii)    Litigation and Proceedings.    Promptly upon becoming aware thereof, notify Agent of any actions or proceedings which are pending or threatened against such Loan Party which are reasonably likely to have a Material Adverse Effect and of any Commercial Tort Claims in excess of $50,000 in favor of such Loan Party which may arise, which notice shall constitute Loan Party's authorization to amend Exhibit C to add such Commercial Tort Claim.

          (iv)    Names and Trade names.    Notify Agent within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Agent in writing.

          (v)    ERISA Matters.    Promptly notify Agent of (x) the occurrence of any "reportable event" (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the "PBGC") of any employee benefit plan ("Plan") covering any officers or employees of such Loan Party or its Subsidiaries, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

          (vi)    Environmental Matters.    Promptly (but in any event no later than ten (10) Business Days thereafter) notify Agent upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by such Loan Party or any of its Subsidiaries with respect to the generation, use, storage, treatment, transportation, manufacture handling, production or Release of any Hazardous Materials by such Loan Party or any of its Subsidiaries or with respect to any other environmental, health or safety matter which affects such Loan Party, any of its Subsidiaries or their respective business operations or assets, to the extent the foregoing could reasonably be expected to result in (i) any liability to any Loan Party or its Subsidiaries in excess of $250,000 or (ii) a Material Adverse Effect.

          (vii)    Default; Material Adverse Change.    Promptly advise Agent of any material adverse change in the business, property, assets, prospects, operations or condition, financial or otherwise, of such Loan Party, the occurrence of any Default or Event of Default hereunder.

All of the foregoing notices shall be provided by Loan Parties to Agent in writing.

        (c)    Compliance with Laws and Maintenance of Permits.

        Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would have a Material Adverse Effect and each Loan Party shall, and shall cause each of its Subsidiaries to, remain in compliance with all applicable federal, state, provincial, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would have a Material Adverse Effect. Following any determination in good faith by Agent that there is such non-compliance, or any condition which requires any action by or on behalf of a Loan Party or its Subsidiary in order to avoid such non-compliance, with any Environmental Law, the Agent may retain an environmental consultant acceptable to Agent, at the Loan Parties' expense, to prepare recommendations of tests of the relevant site(s) as are appropriate and deliver such recommendations to such applicable Loan Party or its Subsidiary. The Loan Parties shall, and shall cause their respective Subsidiaries to, promptly review and comment on the recommendations and/or agree to retain their own consultant, subject to Agent's approval not to be unreasonably withheld, to conduct the recommended tests of the relevant site(s). If the applicable Loan Parties and/or Subsidiaries refuse to perform the tests recommended by Agent's environmental consultant, then Agent may retain its consultant, at the Loan Parties' expense, to conduct the tests, provided however, that such tests shall be conducted so as not to unreasonably interfere with the applicable Loan Parties' or Subsidiaries' operations at the site.

        (d)    Inspection and Audits.

        Each Loan Party shall permit Agent, or any Persons designated by it, to call at such Loan Party's places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Loan Party's books, records, journals, orders, receipts and any correspondence and other data relating to such Loan Party's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Loan Party's business as Agent may consider reasonable under the circumstances. Each Loan Party shall furnish to Agent such information relevant to Agent's and/or any Lender's rights under this Agreement and the Other Agreements as Agent shall at any time and from time to time reasonably request. Agent, through its officers, employees or agents shall have the right, at any time and from time to time, in Agent's name, to verify the validity, amount or any other matter relating to any of such Loan Party's Accounts, by mail, telephone, telecopy, electronic mail or otherwise. Each Loan Party authorizes Agent or Lenders to discuss the affairs, finances and business of such Loan Party with any officers, employees or directors of such Loan Party or with its Parent or any Affiliate or the officers, employees or directors of its Parent or any Affiliate, and to discuss the financial condition of such Loan Party with such Loan Party's independent public accountants. Any such discussions shall be without liability to Agent, any Lender or to Loan Parties' independent public accountants. Borrowers shall pay to Agent all customary fees (currently $750 per person per day) and all costs and out-of-pocket expenses incurred by Agent in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. Notwithstanding the foregoing, so long as no Default or Event of Default shall have occurred and is continuing, Borrowers will not be required to bear the expense of more than four (4) collateral audits in any calendar year, provided, however, that after the occurrence and continuation of a Default or Event of Default, Agent shall be entitled to conduct more frequent collateral audits at Borrowers' sole expense.

        (e)    Insurance.

        Each Loan Party shall:

            (i)  Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Loan Party, with such companies, in such amounts, with such deductibles, and under policies in such form and containing such endorsements, as shall be reasonably satisfactory to Agent. Original (or certified) copies of such policies of insurance have been or shall be, within one hundred twenty (120) days of the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Agent, showing loss under property, marine, collision and flood insurance policies payable to Agent for the benefit of Agent and Lenders. Such endorsement, or an independent instrument furnished to Agent, shall provide that the insurance company shall give Agent at least thirty (30) days written notice before any such policy of insurance is canceled and that no act, whether willful or negligent, or default of such Loan Party or any other Person shall affect the right of Agent to recover under such policy of insurance in case of loss or damage. In addition, each Loan Party shall cause to be executed and delivered to Agent an assignment of proceeds of its business interruption insurance policies and cause the Agent to be named as an additional insured on all of Loan Parties' liability insurance policies. Each Loan Party hereby directs all insurers under all policies of insurance under which Agent is named as loss payee to pay all proceeds payable thereunder directly to Agent. Each Loan Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as such Loan Party's true and lawful attorney (and agent-in-fact), except where applicable law requires another Person to be such Loan Party's true and lawful attorney (and attorney-in-fact), for the purpose of, at a time when an Event of Default has occurred and is continuing or at any time with respect to any claims in excess of $500,000, making, settling and adjusting claims under any property insurance policies of any Loan Party, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance. So long as no Event of Default shall have occurred and be continuing, Agent shall promptly remit to Borrower Representative for the benefit of the Loan Parties all proceeds of business interruption insurance paid to Agent as loss payee. All proceeds of property, marine, collision and flood insurance paid to Agent as loss payee shall be subject to the terms of subsection 2(c)(ii) hereof.

           (ii)  Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of such Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Agent and original (or certified) copies of such policies have been or shall be, within one hundred twenty (120) days after the date hereof, delivered to Agent, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Agent as additional insured thereunder and providing that the insurance company shall give Agent at least thirty (30) days written notice before any such policy shall be canceled.

        If any Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Agent, without waiving or releasing any obligation or default by Loan Parties hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Agent deems advisable. Such insurance, if obtained by Agent, may, but need not, protect such Loan Party's interests or pay any claim made by or against such Loan Party with respect to the Collateral. Such insurance may be more expensive than the cost of insurance such Loan Party may be able to obtain on its own and may be cancelled only upon such Loan Party providing evidence that it has obtained the insurance as required above. All sums disbursed by Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Loans hereunder, shall be payable on demand by Loan Parties to Agent and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. (It being understood and agreed by the parties hereto that the insurance policies maintained by Loan Parties as of the Closing Date are acceptable to Agent.)

        (f)    Collateral.

        Each Loan Party shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained, in each case except for ordinary wear and tear. Each Loan Party shall permit Agent and Lenders to examine any of the Collateral at reasonable times and wherever the Collateral may be located and, each Loan Party shall, promptly upon reasonable request therefor by Agent, deliver to Agent any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. Each Loan Party shall, at the request of Agent, indicate on its records concerning the Collateral a notation, in form satisfactory to Agent, of the security interest of Agent hereunder.

        (g)    Use of Proceeds.

        All monies and other property obtained by a Loan Party from Agent and/or Lenders pursuant to this Agreement shall be used solely for business purposes of such Loan Party.

        (h)    Taxes.

        Each Loan Party shall, and shall cause each of its Subsidiaries to, file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that such Loan Party or any such Subsidiary shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Loan Party's or any such Subsidiary's financial statements; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) such Loan Party keeps on deposit with Agent (such deposit to be held without interest) an amount of money which, in the sole judgment of Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if such Loan Party or any such Subsidiary fails to prosecute such contest with reasonable diligence, Agent may apply the money so deposited in payment of such taxes. If a Loan Party or any such Subsidiary fails to pay any such taxes and in the absence of any such contest by such Loan Party or any such Subsidiary, Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Agent shall constitute Loans hereunder, shall be payable by the Borrowers to Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

        (i)    Intellectual Property.

        Each Loan Party shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it.

        (j)    Checking Accounts.

        Within thirty (30) days after the Closing Date, each of Borrower Representative and TAG shall establish a general checking/controlled disbursement account with LaSalle. In the case of such account held with LaSalle, normal charges shall be assessed thereon, and although no compensating balance is required, each of Borrower Representative and TAG must keep monthly balances in order to merit earnings credits which will cover LaSalle's service charges for demand deposit account activities.

13.   NEGATIVE COVENANTS.

        Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Loan Parties obtain Requisite Lenders' prior written consent waiving or modifying any of Loan Party's covenants hereunder in any specific instance, each Loan Party and each of its Subsidiaries agrees as follows:

        (a)    Guarantees.

        No Loan Party shall, or shall permit any of its Subsidiaries to, assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except (i) by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business; (ii) the guarantees of the Liabilities by any Loan Party or any of its Subsidiaries; (iii) the guarantees of the Subsidiaries of Poindexter of the obligations of Poindexter under the Senior Note Documents; (iv) guarantees by any Loan Party to the extent such guarantees constitute Indebtedness of such Loan Party permitted under subsection 13(b) hereof; (v) guarantees by any Loan Party of obligations of any other Loan Party in respect of (x) capital leases permitted to be incurred under subsection 13(b)(iv) hereof and/or (y) operating leases, and (vi) guaranties by any Unrestricted Subsidiary of any Indebtedness which any Unrestricted Subsidiary is permitted to incur under subsection 13(b) hereof.

        (b)    Indebtedness.

        No Loan Party shall, or shall permit any of its Subsidiaries to, create, incur, assume or become obligated (directly or indirectly), for any Indebtedness other than the Liabilities, except:

            (i)   Subordinated Debt from a Person other than Agent and Lenders on an unsecured basis;

           (ii)   Indebtedness listed on Schedule 11(n) hereto; provided that, (1) such Loan Party may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof; (2) such Loan Party shall not, directly or indirectly, (A) amend, modify, alter or change the material terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, or (B) redeem, retire, prepay, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, such Loan Party may prepay or redeem any of such Indebtedness with proceeds of Refinancing Indebtedness to the extent permitted under subsection 13(b)(xii) hereof, and (3) such Loan Party shall furnish to Agent all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Agent shall otherwise specifically request) either received by such Loan Party or on its behalf, promptly after the receipt thereof, or sent by such Loan Party or on its behalf, concurrently with the sending thereof, as the case may be;

          (iii)   intercompany loans pursuant to subsection 13(f) hereof;

          (iv)   (x) Indebtedness arising after the date hereof in respect of capital leases or Indebtedness arising after the date hereof secured by purchase money security interests in Equipment; so long as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and remain continuing and (y) Indebtedness arising after the date hereof secured by purchase money mortgages on real property permitted under item (viii) of definition of "Permitted Liens" hereof; so long as (a) as of the date of incurring such Indebtedness under clause (y) above and after giving effect thereto, no Default or Event of Default shall have occurred and remain continuing and (b) not less than ten (10) Business Days prior to incurring such Indebtedness under clause (y) above, Agent shall have received evidence, in form and substance satisfactory to Agent, that on a pro forma basis, Poindexter and its Subsidiaries would have had a ratio of EBITDA to Fixed Charges of not less than 1.0 to 1.0 for the four quarter period most recently ended for which financial statements have been delivered to Agent pursuant to subsection 9(c) of this Agreement (giving effect to such Indebtedness as if incurred on the first day of such period);

           (v)   unsecured Indebtedness (including, without limitation, unsecured Indebtedness incurred in connection with any Acquisition permitted in accordance with subsection 13(d) hereof) arising after the date hereof owing to any Person (other any other Loan Party), provided, that, as to any such Indebtedness, each of the following conditions is satisfied as determined by Agent: (a) Agent shall have received not less than ten (l0) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (b) Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (c) such Indebtedness shall be incurred by such Loan Party at commercially reasonable rates and terms in a bona fide arm's length transaction, (d) the agreements, documents or instruments evidencing or otherwise related to such Indebtedness shall not include any terms and conditions which are more restrictive or burdensome to such Loan Party or its assets in any material respect than the terms and conditions contained in any agreements, documents and instruments evidencing or otherwise related to any material Indebtedness of such Loan Party as in effect on the date hereof (other than this Agreement and the Other Agreements), (e) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of such Loan Party, unless such Indebtedness is subordinated in right of payment to the indefeasible payment and satisfaction in full of Liabilities and Agent shall have received a subordination agreement, is form and substance satisfactory to Agent, providing for such subordination and related matters, duly authorized, executed and delivered by the person to whom such Indebtedness is owed and such Loan Party, (f) as of the date of incurring such Indebtedness, and after giving effect thereto, no Default or Event of Default shall have occurred and remain continuing, (g) such Loan Party may only make regularly scheduled payments of principal and interest in respect of such Indebtedness (except as otherwise permitted below), (h) such Loan Party shall not, directly or indirectly, (A) amend, modify, alter or change the material terms of the agreements with respect to such Indebtedness, or (B) redeem, retire, prepay, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, such Loan Party may prepay or redeem any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under subsection 13(b)(xii) hereof and (i) such Loan Party shall furnish to Agent all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Agent shall otherwise specifically request) either received by such Loan Party or on its behalf promptly after the receipt thereof, or sent by such Loan Party or on its behalf, concurrently with the sending thereof, as the case may be;

          (vi)   unsecured Indebtedness not to exceed the principal amount of $150,000,000 evidenced by the Senior Notes, less the aggregate amount of all repayments or repurchases, optional or mandatory, of principal in respect thereof, plus interest thereon at the rate provided for in the Senior Notes, as in effect on the date hereof; provided, that: (a) any Loan Party shall only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the Senior Notes and the Senior Note Documents, as each is in effect on the date hereof (except as otherwise permitted below), (b) no Loan Party shall, directly or indirectly, (A) amend, modify, alter or change any of the material terms of the Senior Note Documents, the Senior Notes or any agreements, documents or instruments executed and/or delivered in connection therewith, if the effect thereof would, directly or indirectly, (1) increase the interest rate on such Senior Notes, (2) change the dates upon which payments of principal or interest are due on such Senior Notes other than to extend such dates, (3) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Senior Notes, (4) change the redemption or prepayment provisions of such Senior Notes other than to extend the dates therefor or to reduce the premiums payable in connection therewith, (5) grant any security or collateral to secure payment of such Senior Notes, or (6) change or amend any other term if such change or amendment would materially increase the obligations of the Loan Party thereunder or confer additional material rights on the holder of such Senior Notes in a manner adverse to any Loan Party, Agent or any Lender; provided, that, the foregoing shall not be deemed to prohibit supplemental indentures pursuant to Sections 9.01(1), (2), (3), (4), (8) or (9) of the Senior Note Indenture (as in effect on the date hereof), or (B) redeem, retire, prepay, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, any Loan Party may prepay or redeem any of such Indebtedness with the proceeds of Refinancing Indebtedness to the extent permitted under subsection 13(b)(xii) hereof and Poindexter may redeem, prepay, retire, defease or repurchase the Senior Notes so long as Agent shall have received evidence, in form and substance satisfactory to Agent, that after giving effect to such redemption, prepayment, retirement, defeasance or repurchase, average daily Excess Availability with respect to all Borrowers for the 30-day period preceding the consummation of such redemption or repurchase would have exceeded $20,000,000 on a pro forma basis (giving effect to such transaction as if consummated on the first day of such period) and (c) each Loan Party shall furnish to Agent all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Agent shall otherwise specifically request) either received from any of the holders of the Senior Notes, or from the trustee or other representative or agent of the holders of the Senior Notes or on their behalf promptly after receipt thereof, or sent by any Loan Party, or on its behalf, to any of the holders of the Senior Notes or the trustee or other representative or agent of the holders of the Senior Notes, concurrently with the sending thereof, as the case may be;

         (vii)   Indebtedness under foreign exchange contracts, currency exchange contracts, or other similar contractual arrangement protecting a Person against fluctuation in the exchange rate of different currencies; provided, that, such arrangements are with banks or other financial institutions which have combined capital and surplus and undivided profits of not less than $100,000,000;

        (viii)   interest rate swaps, caps, collars and similar arrangements hedging Indebtedness permitted hereunder and having a notional amount not to exceed the principal amount of the Indebtedness being hedged; provided, that, such arrangements are accomplished with banks or other financial institutions which have combined capital and surplus and undivided profits of not less than $100,000,000;

          (ix)   Indebtedness to a financial institution acceptable to Agent providing loans or other financial accommodations to such Loan Party to finance its insurance premiums arising after the date hereof payable on certain insurance policies maintained by such Loan Party, provided, that, (a) in no event shall the total amount of such Indebtedness in any Fiscal Year of such Loan Party exceed $4,000,000 less the amount of all premiums paid by such Loan Party to such financial institution in such Fiscal Year, (b) such Loan Party shall only make the regularly scheduled monthly payments in accordance with the payment schedule included in the agreements with respect to such Indebtedness, (c) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the Person to whom such Indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may reasonably request, (d) promptly, upon Agent's request, Agent shall have received the correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (e) such Loan Party shall not, directly or indirectly, (A) amend, modify, alter or change the material terms of the agreements with respect to such Indebtedness, or (B) redeem, retire, prepay, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose and (f) such Loan Party shall furnish to Agent all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Agent shall otherwise specifically request) either received by such Loan Party or on its behalf after the receipt thereof, or sent by such Loan Party or on its behalf, concurrently with the sending thereof, as the case may be;

           (x)   Indebtedness of such Loan Party to Prior Lenders in respect of the existing letters of credit issued under the Prior Lender Obligations (as in effect on the date hereof), provided, that, (a) such Loan Party shall not, directly or indirectly, amend, modify, alter or change the terms of such Indebtedness or any reimbursement agreement related thereto, any of such existing letters of credit or any agreement, document or instrument related thereto, as in effect on the date hereof, (b) such Loan Party shall furnish to Agent all notices or demands in connection with such Indebtedness, either received by such Loan Party or on its behalf, promptly after the receipt thereof, or sent by such Loan Party or on its behalf; concurrently with the sending thereof, as the case may be and (c) such Borrower shall, upon Agent's request, in the event of a draw under such existing letters of credit, deliver to Agent the applicable beneficiary's statement certificate and/or draft pertaining to such existing letters of credit and all documents and instruments related thereto;

          (xi)   Indebtedness of any Unrestricted Subsidiary which constitutes Non-Recourse Debt;

         (xii)   Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, substitute or refund Indebtedness referred to in subsections 13(b)(ii), 13(b)(iv), 13(b)(v), 13(b)(vi), 13(b)(ix) and/or 13(b)(xi), and hereof (the "Refinancing Indebtedness"); provided, that, as to any such Indebtedness, each of the following conditions is satisfied, as determined by Agent: (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith), (b) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity and a final maturity equal to or greater than the Weighted Average Life to Maturity and the final maturity, respectively, of the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded, (c) the Refinancing Indebtedness shall rank in right of payment no more senior than, and be at least as subordinated (if subordinated) to, the Liabilities as the Indebtedness being extended, refinanced, renewed, replaced, substituted or refunded, (d) unless the

  Indebtedness being so extended, refinanced, renewed, replaced, substituted or refunded is secured by any assets of any Loan Party, the Refinancing Indebtedness relating thereto may only be secured by the same assets, (e) the Refinancing Indebtedness shall not include terms and conditions with respect to any Loan Party which are more burdensome or restrictive in any material respect than those included in the Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded, (f) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such Indebtedness, the Person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may requests, (g) promptly upon Agent's request, Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereto, (h) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of any Loan Party, (i) as of the date of incurring such Indebtedness, and after giving effect thereto, no Default or Event of shall have occurred and is continuing, (j) such Loan Party may only make regularly scheduled payments or principal and interest in respect of such Indebtedness (except as otherwise permitted below), (k) such Loan Party shall not, directly or indirectly, (A) amend, modify, alter or change the material terms of the agreements with respect to such Indebtedness, or (B) redeem, retire, prepay, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except, that, such Loan Party may prepay, redeem or repurchase any of such Indebtedness with the proceeds of other Refinancing Indebtedness (to the extent permitted herein) and (l) such Loan Party shall furnish to Agent all notices or demands in connection with such Indebtedness (other than routine and recurring notices sent or received in the ordinary course, except as Agent shall otherwise specifically request) either received by such Loan Party or on its behalf promptly after the receipt thereof, or sent by such Loan Party or on its behalf, concurrently with the sending thereof, as the case may be; and

        (xiii)   Indebtedness of the Borrowers owed to John B. Poindexter of up to $5,000,000 in the aggregate outstanding at any time; provided that such Indebtedness (a) is expressly Subordinated Debt and (b) provides that no payment of principal, premium or interest on, or any other payment with respect to, such Indebtedness may be made prior to one year after the payment in full of all the Liabilities unless, after giving effect to such payment (x) Poindexter and its Subsidiaries would have had a ratio of EBITDA to Fixed Charges of not less than 1.0 to 1.0 for the four quarter period most recently ended for which financial statements have been delivered to Agent pursuant to subsection 9(c) of this Agreement (giving effect to such Indebtedness as if incurred on the first day of such period) and (y) average daily Excess Availability with respect to all Borrowers for the 30-day period preceding the payment of such Indebtedness would have exceeded $5,000,000 on a pro forma basis (giving effect to such payment of such Indebtedness as if made on the first day of such period).

        (c)    Liens.

        No Loan Party shall or shall permit any of its Subsidiaries to, grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

        (d)    Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

        No Loan Party shall or shall agree to (i) enter into any merger or consolidation; (ii) change the state of such Loan Party's organization or enter into any transaction which has the effect of changing such Loan Party's state of organization; (iii) sell, lease or otherwise dispose of any of its assets or Capital Stock other than Inventory in the ordinary course of business; (iv) purchase the Capital Stock or all or a material portion of the assets of any Person or division of such Person; (v) enter into any other transaction outside the ordinary course of such Loan Party's business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its Capital Stock, and any issuance of any shares of, or warrants or other rights to receive or purchase any of its Capital Stock; or (vi) form any Subsidiaries or enter into any joint ventures or partnerships with any other Person. Notwithstanding the foregoing:

          (i)    Mergers.    (A) Any Borrower may merge with and into or consolidate with any other Borrower and (B) any Loan Party (that is not a Borrower) may merge into a Borrower (with such Borrower as the surviving entity) or merge with and into or consolidate with any other Loan Party, provided, that, in each case above, each of the following conditions is satisfied as determined by Agent: (1) Agent shall have received not less than ten (10) Business Days' prior written notice of the intention of such Persons to so merge or consolidate, which notice shall set forth in reasonable detail satisfactory to Agent, the Persons that are merging or consolidating, which Person will be the surviving entity, the locations of the assets of the Persons that are merging or consolidating, and the material agreements and documents relating to such merger or consolidation, (2) Agent shall have received such other information with respect to such merger or consolidation as Agent may reasonably request, (3) as of the effective date of the merger or consolidation and after giving effect thereto, no Event of Default shall have occurred and is continuing, (4) Agent shall have received, true, correct and complete copies of all agreements, documents and instruments relating to such merger or consolidation, including, but not limited to, the certificate or certificates of merger to be filed with each appropriate governmental authority (with a copy as filed promptly after such filing), (5) the surviving entity shall expressly confirm, ratify and assume the Liabilities and the obligations under this Agreement and the Other Agreements to which either entity party to the merger or consolidation were obligated prior to such merger or consolidation, in form and substance satisfactory to Agent, and (6) each Loan Party shall, and shall cause each of its Subsidiaries to, execute and deliver such other agreements, documents and instruments as Agent may request to ensure that the Agent maintains a first priority perfected security interest and/or lien in all the assets of the surviving entity;

          (ii)    Acquisitions.    Any Loan Party may make an Acquisition so long as at the time of making such Acquisition, the following conditions shall be satisfied:

          (1)   no Event of Default shall exist or will result after giving effect to such Acquisition;

          (2)   Agent shall have received, at least fifteen (15) Business Days prior to the day such Acquisition is to be made, a certificate signed by an authorized officer of such Loan Party describing the Acquisition, in reasonable detail satisfactory to Agent, and attaching any applicable purchase agreements and letters of intent which shall be in form and substance reasonably satisfactory to Agent;

          (3)   on or prior to the date of such Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement, related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent that evidence or confirm the consummation of such Acquisition;

          (4)   the Acquisition must be reasonably related to the business engaged in by the Loan Parties;

          (5)   if Borrowers intend for the acquired assets to be included in the Revolving Loan Limit of any Borrower, then Agent must provide its prior written approval (which approval shall be based on, among other things, satisfactory results of such field examinations, audits, appraisals and other due diligence as Agent shall reasonably require);

          (6)   such Acquisition shall be permitted under the terms and provisions of the Senior Note Documents as in effect as of the date hereof (without regard to any subsequent waivers or amendments thereto);

          (7)   At least ten (10) Business Days prior to the date of closing of the Acquisition, Borrower Representative shall have delivered to Agent, in form and substance satisfactory to Agent:

            (A)  a pro forma consolidated balance sheet, income statement and cash flow statement of Poindexter and its Subsidiaries (the "Acquisition Pro Forma"), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Poindexter and its Subsidiaries in accordance with GAAP, but taking into account such Acquisition, the funding of any Loans in connection therewith and the incurrence of any Subordinated Debt permitted pursuant to subsection 13(b)(i) of this Agreement, if any, in connection therewith, and such Acquisition Pro Forma shall reflect that (x) on a pro forma basis, Poindexter and its Subsidiaries would have had a ratio of EBITDA to Fixed Charges of not less than 1.0 to 1.0 for the four quarter period most recently ended for which financial statements have been delivered to Agent pursuant to subsection 9(c) of this Agreement (giving effect to such Acquisition and all Indebtedness incurred or assumed in connection therewith as if made on the first day of such period), (y) average daily Excess Availability with respect to all Borrowers for the 30-day period preceding the consummation of such Acquisition would have exceeded $10,000,000 on a pro forma basis (giving effect to such Acquisition and all Indebtedness incurred in connection therewith as if made on the first day of such period), and (z) on a pro forma basis, no Event of Default shall have occurred and be continuing or would result after giving effect to such Acquisition (giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period); and

            (B)  so long as the purchase price with respect to such Acquisition exceeds $10,000,000 updated versions of the most recently delivered projections pursuant to subsection 9(d) hereof covering the one (1) year period commencing on the date of such Acquisition and otherwise prepared in accordance with such projections and based upon historical financial data of a recent date satisfactory to Agent, taking into account such Acquisition, or in any other case, projected balance sheets, statements of income and cash flow of the Target covering the one (1) year period commencing on the date of such Acquisition and based upon historical financial data of a recent date satisfactory to Agent, taking into account such Acquisition, which shall include the assumptions used therein, together with the appropriate supporting details as reasonably requested by Agent (in each case, the "Acquisition Projections");

          (8)   at Agent's or Requisite Lenders' election, the applicable Loan Parties shall, and shall cause their Subsidiaries (other than any Subsidiary designated Unrestricted Subsidiary in accordance with the terms and conditions set forth in the definition of "Unrestricted Subsidiary" hereof) (including any Subsidiary (other than any Subsidiary designated Unrestricted Subsidiary in accordance with the terms and conditions set forth in the definition of "Unrestricted Subsidiary" hereof) formed for purposes of consummating and/or acquired pursuant to any such Acquisition) to, execute the Joinder Agreements to this Agreement and the Intercompany Loan Agreement to become a Loan Party hereunder and under such Other Agreements (as applicable), and deliver such other documents, agreements, certificates, opinions and other items as Agent shall require, in each case in form and substance satisfactory to Agent, to further guarantee and secure the Liabilities with a first priority perfected security interest in the assets acquired pursuant to the Acquisition;

          (9)   the Acquisition shall be consensual and shall have been approved by the Target's or seller's board of directors;

          (10) the business and assets acquired in such transaction shall be free and clear of all liens (other than Permitted Liens); and

          (11) no additional Indebtedness or guaranteed Indebtedness shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of any such applicable Loan Party, Subsidiary of any Loan Party formed for purposes of consummating such Acquisition and/or Target after giving effect to such transaction, except (A) Loans made hereunder (B) ordinary course trade payables, accrued expenses and (C) Indebtedness and guarantees of Indebtedness permitted to be incurred pursuant to subsections 13(a) and/or 13(b) hereof;

          (iii)    Sales and Dispositions.    Any Loan Party may make the following sales or dispositions as set forth below:

          (1)   the sale or disposition of worn-out or obsolete Equipment, or Equipment or real property no longer used in the business of any Loan Party so long as (a) all net proceeds of such sale or disposition are paid to the Agent for application to the Liabilities and (b) if the value of any applicable property being sold and/or transferred in connection with such transaction has been included in any Borrower's Revolving Loan Limit, all Loan availability reductions required pursuant to the terms of this Agreement are immediately recognized without resulting in any Revolving Loans or Letter of Credit Obligations exceeding the Revolving Loan Limit of any Borrower or any applicable sublimits in subsection 2(a) hereof;

          (2)   transfers of cash or other immediately available funds by any Loan Party to any other Loan Party in connection with the intercompany loans permitted under subsection 13(f) hereof;

          (3)   the issuance and sale of shares of Capital Stock of any Loan Party to a current officer, director or employee of any Loan Party, as the case may be, pursuant to the incentive arrangement with such officer, director or employee; provided, that, (a) as of the date of such issuance and sale, and after giving effect thereto, no Default or Event of Default shall have occurred and remain continuing and (b) in no event shall any Loan Party be required to pay any dividends or redeem or repurchase or make any other payments in respect of such shares except to the extent permitted under subsection 13(e) hereof;

          (4)   the issuance of shares of Capital Stock by any Loan Party to its Parent;

          (5)   sales of all or substantially all of the Capital Stock of any Subsidiary of Poindexter (other than Morgan or TAG), or the sale by any Subsidiary of Poindexter (other than Morgan or TAG) of all or substantially all of its assets, provided, that, as to each and all such sales, each of the following conditions is satisfied as determined by Agent: (a) the consideration received in connection with any such sale shall be at least equal to the fair market value of such Capital Stock or assets (as the case may be), (b) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, (c) subject to clause (d) below, not less than seventy-five (75%) percent of the consideration received by Poindexter or such Loan Party for such sale shall be in cash or Cash Equivalents, (d) in the event of the sale of the Capital Stock of any Subsidiary of Borrower which is an Obligor, or in the event of the sale by any Obligor of its assets as provided above, (i) all net proceeds of such sale or disposition are paid to the Agent for application to the Liabilities and (ii) if the value of any applicable property being sold and/or transferred in connection with such transaction has been included in any Borrower's Revolving Loan Limit, all Loan availability reductions required pursuant to the terms of this Agreement are immediately recognized without resulting in any Revolving Loans or Letter of Credit Obligations exceeding the Revolving Loan Limit of any Borrower or any applicable sublimits in subsection 2(a) hereof, (e) Agent shall have received not less than ten (10) Business Days prior written notice of any such sale of assets or Capital Stock, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale, the consideration to be paid for the sale of such assets or Capital Stock, the terms and manner of the payment of such consideration, the assets or Capital Stock to be sold the liabilities being assumed by the purchaser pursuant to such sale, and such other information with respect thereto as Agent may request, and (f) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall have occurred and remain continuing;

          (6)   sales by any Loan Party (other than Morgan or TAG) of less than all or substantially all of its assets (other than Capital Stock), provided, that, as to each and all such sales, each of the following conditions is satisfied as determined by Agent: (a) the consideration received in connection with any such sale shall be at least equal to the fair market value of such assets, (b) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, (c) subject to clause (d) above, not less than seventy-five (75%) percent of the consideration received by such Loan Party for such sale shall be in cash or Cash Equivalents, (d) (i) all net proceeds of such sale or disposition are paid to the Agent for application to the Liabilities and (ii) if the value of any applicable property being sold and/or transferred in connection with such transaction has been included in any Borrower's Revolving Loan Limit, all Loan availability reductions required pursuant to the terms of this Agreement are immediately recognized without resulting in any Revolving Loans or Letter of Credit Obligations exceeding the Revolving Loan Limit of any Borrower or any applicable sublimits in subsection 2(a) hereof, (e) Agent shall have received not less than ten (10) Business Days prior written notice of any such sale of assets, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale, the consideration to be paid for the sale of such assets, the terms and manner of the payment of such consideration, the assets to be sold, the liabilities being assumed by the purchaser pursuant to such sale, and such other information with respect thereto as Agent may request, and (f) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall have occurred and remain continuing;

          (7)   sales by any Loan Party of less than all or substantially all of its Capital Stock (other than with respect to the Capital Stock of Morgan or TAG), provided, that, as to each and all such sales, each of the following conditions is satisfied as determined by Agent: (a) the consideration received in connection with any such sale shall be at least equal to the fair market value of such Capital Stock, (b) such sale shall be on commercially reasonable prices and terms in a bona fide arm's length transaction, (c) subject to clause (d) below, not less than seventy-five (75%) percent of the consideration received by such Loan Party selling such Capital Stock for such sale shall be in cash or Cash Equivalents, (d) all net proceeds of such sale or disposition are paid to the Agent for application to the Liabilities, (e) Agent shall have received not less than ten (10) Business Days prior written notice of any such sale of Capital Stock, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale, the consideration to be paid for the sale of such Capital Stock, the terms and manner of the payment of such consideration, the Capital Stock to be sold, the liabilities being assumed by the purchaser pursuant to such sale, and such other information with respect thereto as Agent may request, (f) as of the date of such sale and after giving effect thereto, no Default or Event of Default shall have occurred and remain continuing, (g) the issuance and sale of such Capital Stock shall not result in any Person other than Poindexter or any other Loan Party having unconditional and direct control of the Person whose Capital Stock is sold (and for purposes hereof, the terms "control" shall mean the power to direct the management and policies of such Person) and including, without limitation, the right to elect a majority of the Board of Directors of such Person or such greater percentage of the Board of Directors as may be required for such Person to take any action, (h) no Loan Party shall be required to pay any dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof at any time prior to the end of the then current term of this Agreement, and (i) the terms of such Capital Stock and the terms of the purchase and sale thereof shall not include terms and conditions which in any manner adversely affect Agent or any rights of Agent as determined in good faith by Agent and confirmed by Agent to such Loan Party in writing or which are more restrictive or burdensome to any Loan Party than any existing class of Capital

  Stock as in effect on the date hereof or which are less favorable to any Loan Party than the terms of such classes of Capital Stock as in effect on the date hereof;

          (8)   sales or other transfers of Capital Stock of any Loan Party by Poindexter or by any other Loan Party to any other Loan Party (other than with respect to the Capital Stock of Morgan or TAG); provided, that, (a) Agent shall have received not less than ten (10) Business Days prior written notice of any such sale or other transfer of Capital Stock, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other transfer, the consideration to be paid for the sale or other transfer of such Capital Stock, the terms and manner of the payment of such consideration, the assets or Capital Stock to be sold, the liabilities being assumed by the purchaser or transferee pursuant to such sale or other transfer, and such other information with respect thereto as Agent may request, and (b) as of the date of such sale or other transfer and after giving effect thereto, no Default or Event of Default shall have occurred and remain continuing;

          (9)   sales or other transfers of assets (other than Cash or Cash Equivalents) by Subsidiaries of any Loan Party to such Loan Party (in addition to such sales or other transfers otherwise permitted in this subsection 13(d)(iii)), provided, that Agent shall have received not less than ten (10) Business Days' prior written notice of any such sale or other transfer, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other transfer, the consideration to be paid for the sale or other transfer of such assets, the terms and manner of the payment of such consideration, the assets to be sold or transferred, the liabilities being assumed by the purchaser or transferee pursuant to such sale or other transfer, and such other information with respect thereto as Agent may request; provided, further that during a Triggering Event Period if the value of any applicable assets being sold and/or transferred has been included in a Borrower's Revolving Loan Limit and as a result of such sale or transfer the value of such assets being sold and/or transferred is required to be included in another Borrower's Revolving Loan Limit pursuant to the terms hereof, Agent will be entitled to allocate the ratable shares of the Loans which have already been funded against such assets being sold and/or transferred to such other applicable Borrower's loan account; and

          (10) after written notice to Agent, the disposition through the abandonment, cancellation or other failure to maintain any trademark or other intellectual property (a) which is no longer used or useful in the business of any Loan Party, has not been used in the business of any Loan Party for a period of not less than six (6) months, is not otherwise material to the business of any Loan Party in any respect and has little or no value or (b) which pursuant to applicable law may not be renewed or extended;

          (iv)    New Subsidiaries.    (a) Any Loan Party may acquire Subsidiaries after the date hereof to the extent permitted in subsection 13(d)(ii) hereof, and (b) any Loan Party may form Subsidiaries after the date hereof solely for the purpose of purchasing assets or Capital Stock of another Person to the extent permitted under subsection 13(d)(ii) hereof; provided, that, (i) no Default or Event of Default, have occurred or remain continuing as a result of, and after giving effect to, such transaction and (ii) other than in the case of any Subsidiary designated Unrestricted Subsidiary in accordance with the terms and conditions set forth in the definition of "Unrestricted Subsidiary" hereof, at Agent's or Requisite Lenders' election, the applicable Loan Parties shall, and shall cause such new Subsidiaries to, execute the Joinder Agreements to this Agreement and the Intercompany Loan Agreement to become a Loan Party hereunder and thereunder, and execute and deliver such Other Agreements, documents, agreements, certificates, opinions and other items as Agent shall require, in each case in form and substance satisfactory to Agent, to further guarantee and secure the Liabilities; and

          (v)    Dissolutions.    Any Loan Party may wind up, liquidate or dissolve in connection with any merger or consolidation to the extent permitted under subsection 13(d) hereof; so long as (x) such winding up, liquidation or dissolution shall not result in or give rise to any obligation, liability or Indebtedness of any Loan Party and (y) no Default or Event of Default shall have occurred and remain continuing as a result of, and after giving effect to, such transaction.

        (e)    Dividends and Distributions; Prepayment of Indebtedness.

        No Loan Party shall, or shall permit any of its Subsidiaries to, (i) declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its Capital Stock, (ii) make any purchases, redemptions or retirement of any Capital Stock or make any other distribution of property in respect of such Capital Stock or (iii) in respect of any Loan Party, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturation thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, other than the prepayment of the Liabilities in accordance with the terms of this Agreement, except that:

            (A)  any dividends and distributions may be paid to a Loan Party by any Subsidiary of a Loan Party;

            (B)  any Loan Party or any Subsidiary of a Loan Party may issue Capital Stock to another Loan Party;

            (C)  any Loan Party may pay dividends or make any other distributions payable in Capital Stock of such Loan Party (other than Disqualified Stock);

            (D)  any Subsidiary of a Loan Party which is not an Obligor may pay dividends or make any other distribution on account of shares of any class of Capital Stock;

            (E)  any Loan Party or any Subsidiary thereof may repurchase, redeem or otherwise acquire for value from officers, directors and employees in connection with their retirement, disability or termination and from former officers, directors or employees (or their estates or beneficiaries of their estates) of such Loan Party or such Subsidiary, as applicable, other than John B. Poindexter, the Capital Stock of such Loan Party or such Subsidiary, as applicable, owned and held by such officer, director or employee (or estate or beneficiary thereof); provided, that, in no event shall the aggregate amount paid by such Loan Party or such Subsidiary, as applicable, to repurchase, redeem or otherwise acquire such shares of Capital Stock exceed $1,000,000 in any twelve (12) month period;

            (F)  any Loan Party or any Subsidiary thereof may purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Disqualified Stock may be made by any Loan Party or such Subsidiary, as applicable, by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of such Loan Party or such Subsidiary, as applicable, (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by any Loan Party or any Subsidiary thereof unless such loans have been repaid with cash on or prior to the date of determination);

            (G)  any Loan Party or any Subsidiary thereof may purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock may be made by any Loan Party or such Subsidiary, as applicable, by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of such Loan Party or such Subsidiary, as applicable, so long as such purchase, repurchase, redemption, defeasance or other acquisition or retirement complies with the provisions of subsection 13(b)(v) and constitutes Refinancing Indebtedness under subsection 13(b)(xii);

            (H)  so long as no Default or Event of Default has occurred and is continuing, any Loan Party or any Subsidiary thereof may declare and pay dividends to holders of any class or series of Disqualified Stock of such Loan Party or Disqualified Stock may be made by any Loan Party or such Subsidiary, as applicable, issued in accordance with the terms of this Agreement to the extent such dividends are included in the definition of "Fixed Charges" hereof and (ii) average daily Excess Availability with respect to all Borrowers for the 30-day period preceding the consummation of such payment would have exceeded $5,000,000 on a pro forma basis (giving effect to such payment as if made on the first day of such period);

            (I)   any Loan Party may pay dividends in respect of the shares of Capital Stock of such Loan Party issued and sold by such Loan Party pursuant to a Qualified Public Offering, at a rate equal to six (6%) percent per annum on the amount of the net cash proceeds received by such Loan Party from the issuance and sale of such Capital Stock;

            (J)   Poindexter may pay dividends or make other distributions in respect of its Capital Stock to its shareholders, provided, that, as to each payment of dividends or other distributions, each of the following conditions is satisfied as determined by Agent: (a) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Loan Party to pay such dividend or other distribution, (b) as of the date of such payment and after giving effect thereto, no Default or Event of Default, shall have occurred or is continuing, (c) any dividends or other distributions shall be out of funds legally available therefor, (d) such payment is permitted under the terms and provisions of the Senior Note Documents as in effect as of the date hereof (without regard to any subsequent waivers or amendments thereto), (e) as of the date of such payment and after giving effect thereto, the aggregate amount of all such payments made and such obligations incurred shall not exceed the amount equal to the sum of (A) fifty (50%) percent of the positive cumulative consolidated net income of such Loan Party and its Subsidiaries (or in the case consolidated net Income of such Loan Party and its Subsidiaries shall be negative, less one hundred (100%) percent of such deficit) for the period (taken as one accounting period) from the beginning of the first quarter commencing April 1, 2004 and ended as of such Loan Party's most recently ended fiscal quarter at the time of such payment, plus (B) one hundred (100%) percent of the aggregate Net Cash Proceeds received by Poindexter from the issuance or sale of any Capital Stock of Poindexter (other than Disqualified Stock) or other cash capital contributions received by Poindexter following the Closing Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of Poindexter or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by any Loan Party unless such loans have been repaid with cash on or prior to the date of determination), plus (C) $5,000,000, (f) as of the date of such payment, on a pro forma basis, Poindexter and its Subsidiaries would have had a ratio of EBITDA to Fixed Charges of not less than 1.0 to 1.0 for the four quarter period most recently ended for which financial statements have been delivered to Agent pursuant to subsection 9(c) of this Agreement (giving effect to such payment as if made on the first day of such period) and (g) average daily Excess Availability with respect to all Borrowers for the 30-day period preceding the consummation of such payment would have exceeded $5,000,000 on a pro forma basis (giving effect to such payment as if made on the first day of such period);

            (K)  pay any dividend (other than those permitted pursuant to subsection 13(e)(J) above) within sixty (60) days after the declaration thereof if, at the declaration date, such payment would have complied with the foregoing provisions;

            (L)  Poindexter may repurchase, redeem or otherwise acquire for value shares of Capital Stock of Poindexter using only the proceeds of any policy of insurance maintained exclusively to provide funds for such purpose pursuant to an existing agreement of Poindexter with the holder of such shares of Capital Stock in effect on the date hereof;

            (M) any Loan Party or any Subsidiary thereof may repurchase Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; and

            (N)  any Loan Party may acquire any shares of any class of Capital Stock of any other Person to the extent permitted under subsection 13(d) hereof.

        (f)    Investments; Loans.

        No Loan Party shall, or shall permit any of its Subsidiaries to, make or permit to exist any investment in or make, accrue, or permit to exist any loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise except for:

            (i)  loans and advances by any Loan Party to employees of such Loan Party, after the date hereof not to exceed One Million Dollars ($1,000,000) in the aggregate outstanding for all Persons at any one time for reasonable and necessary work-related travel or other ordinary business expenses to be incurred by such employees in connection with their work for such Loan Party, or for the relocation of such employees in connection with their work to such Loan Party;

           (ii)  intercompany loans and advances by any Loan Party to any other Loan Party; provided, that: (A) each such Loan Party shall have executed and delivered to the Loan Party making advances, on the Closing Date, the Intercompany Loan Agreement and the Intercompany Note to evidence any such intercompany indebtedness owing at any time by such Loan Party to such Loan Party making the advances which Intercompany Loan Agreement and Intercompany Note shall be in form and substance reasonably satisfactory to Agent and the Intercompany Loan Agreement and Intercompany Note shall be collaterally assigned (and in the case of the Intercompany Note, delivered) to Agent pursuant to the applicable Other Agreements as additional security for the Liabilities; (B) each Loan Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Loan Party under the Intercompany Loan Agreement and the Intercompany Note shall be subordinated to the Liabilities of such Person in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by any Loan Party to any other Loan Party and after giving effect thereto, the Loan Party extending such intercompany loan or advance shall be Solvent; provided that for purposes of determining such Solvency, such Loan Party making such intercompany advance or loan shall assume the right to be repaid any loans, advances or other intercompany extensions of credit owing from any Loan Party which is not Solvent (including, without limitation, TAG) shall have no value; and (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan;

          (iii)  investments in cash and Cash Equivalents; provided, that, to the extent constituting Collateral or proceeds of Collateral, unless waived in writing by Agent, such Loan Party take such actions as are deemed necessary by Agent to perfect the security interest of Agent in such investments, including, without limitation, a pledge by such Loan Party of such investments in favor of Agent, for the benefit of Lenders;

          (iv)  the existing investments as of the date hereof of the Loan Parties in the Capital Stock of any other Loan Party; provided, that, Loan Parties shall not have any obligation to make any further payments in respect of such investments;

           (v)  loans or advances by any Loan Party to, or investments by any Loan Party in (by capital contribution, dividend or otherwise), any Unrestricted Subsidiary of such Loan Party, provided, that, as to each such loan or advance or investment (by capital contribution, dividend or otherwise), each of the following conditions is satisfied as determined by Agent: (a) all requirements contained in this Agreement to qualify such Subsidiary as an Unrestricted Subsidiary have been met, (b) the average daily Excess Availability with respect to all Borrowers for the 30-day period preceding the consummation of such any such loan, advance or investment would have exceeded $20,000,000 on a pro forma basis (giving effect to such any such loan, advance or investment as if made on the first day of such period), (c) Agent shall have received not less than ten (10) Business Days prior written notice of the intention to make such loan, advance or investment, which notice shall set forth in reasonable detail satisfactory to Agent, the amount of such loan, advance or investment, the Person to whom such loan, advance or investment is being made, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Agent may request, (d) at the time of any such loans or advances or investments (by capital contribution, dividend or otherwise) and after giving effect thereto, no Default or Event of Default shall have occurred and is continuing, and (e) if a loan or an advance, a promissory note evidencing such advance or loan shall have been received by the Loan Party making such loan or advance and shall have been pledged and delivered with all necessary endorsements to the Agent as additional Collateral;

          (vi)  investments by any Loan Party in (by capital contribution, dividend or otherwise), any other Loan Party, provided, that, such investments shall not be made with the proceeds of any Loans or Letter of Credit Obligations, or with proceeds of any loans, advances or other financial accommodations made or provided by such Loan Party to or for the benefit of any other Loan Party with proceeds of Loans or in connection with Letter of Credit Obligations or with the proceeds of any Collateral;

         (vii)  purchase or other acquisition by any Loan Party of all or substantially all of the Capital Stock of any Person or of all or substantially all of the assets of any Person to the extent permitted under subsection 13(d) hereof;

        (viii)  purchases by any Loan Party of Capital Stock of any Loan Party (other than Morgan or TAG) to the extent sales and other transfers of such Capital Stock between Loan Parties are permitted under subsection 13(d)(iii)(8) hereof;

          (ix)  investments consisting of Accounts arising in the ordinary course of the business of such Loan Party;

           (x)  loans or advances or investments (by capital contribution, dividend or otherwise) or purchase or repurchase of Capital Stock or Indebtedness or of all or a substantial part of the assets or property of any Person by any Unrestricted Subsidiary of any Loan Party, or guarantees, assumptions, endorsements or otherwise becoming responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or agreement to do any of the following, by any Unrestricted Subsidiary of any Loan Party;

          (xi)  the purchase of Capital Stock or assets of any Person to the extent permitted under subsection 13(d)(ii) hereof; and

         (xii)  the existing loans and advances by any Loan Party outstanding as of the date hereof as set forth on Schedule 11(n) hereto; provided, that, as to such loans and advances, (a) such Loan Party shall not, directly or indirectly, amend, modify, alter or change the terms of such loans or advances or any agreement, document or investment related thereto (except to extend the terms of payment thereof or to cancel or forgive such loans or advances or to reduce the liability of such Loan Party thereunder) and (b) such Loan Party shall furnish to Agent all notices, demands or other materials in connection with such loans and advances (other than routine and recurring notices sent or received in the ordinary course, except as Agent shall otherwise specifically request)

  either received by such Loan Party or on its behalf, promptly after the receipt thereof, or sent by such Loan Party or on its behalf, concurrently with the sending thereof, as the case may be.

        (g)    Fundamental Changes, Line of Business.

        No Loan Party shall amend its organizational documents or change its Fiscal Year or enter into a new line of business materially different from such Loan Party's current business.

        (h)    Equipment.

        No Loan Party shall (i) permit any Equipment to become a Fixture to real property unless such real property is owned by such Loan Party and is subject to a mortgage in favor of Agent, or if such real estate is leased, is subject to a landlord's agreement in favor of Agent on terms acceptable to Agent, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Agent.

        (i)    Affiliate Transactions.

        Except as set forth on Schedule 11(i) hereto, no Loan Party shall, nor shall any Loan Party permit any of its Subsidiaries to, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other Affiliate of any Loan Party, except in the ordinary course of and pursuant to the reasonable requirement of its business and upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person other than an Affiliate or as otherwise expressly permitted herein or (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of any Loan Party, except, (i) payments of reasonable and customary compensation and/or fees, in each case, consistent with past practices, paid to, and indemnity provided on behalf of, directors, officers, managers, consultants or employees of any Loan Party (provided that no compensation or fees shall be permitted to be paid to John B. Poindexter under this clause (i)) , (ii) to the extent expressly permitted by the terms of this Agreement, provided, that, any transaction expressly permitted under this Agreement with any Affiliate which is not an Obligor shall only be upon fair and reasonable terms no less favorable to any Loan Party than it would obtain in a comparable arm's length transaction with a person other than an Affiliate, (iii) fees paid to Affiliates as compensation for services to Poindexter and/or compensation paid to John B. Poindexter or to Affiliates of John B. Poindexter for services as a director, officer, consultant, manager or employee of any Loan Party in an aggregate amount not to exceed for any fiscal year (commencing with the fiscal year ending December 31, 2004) the greater of (x) $1,500,000 and (y) 5% of consolidated EBITDA of Poindexter and its Subsidiaries for such year (such fees the "Bonus Fees") together with reasonable costs and expenses incurred by such Affiliates of Poindexter in furnishing such services, in each case, so long as no Event of Default shall have occurred and be continuing or would result from the payment thereof therefrom, and (iv) fees payable pursuant to the Management Services Agreement or any similar agreement replacing the Management Services Agreement and/or compensation or fees paid to John B. Poindexter or to Affiliates of John B. Poindexter for services as a director, officer, consultant, manager or employee of any Loan Party (which amounts shall be in addition to the amounts permitted to be paid under clause (iii) above); provided that the aggregate fees and/or compensation payable pursuant to this clause (iv) in any calendar year shall not exceed the greater of (a) 1,000,000 and (b) 2.5% of consolidated EBITDA of Poindexter and its Subsidiaries for such year and (v) payments by Subsidiaries of Poindexter to Poindexter pursuant to the tax sharing arrangements between Poindexter, Loan Parties and their Subsidiaries (as in effect on the date hereof); provided, that, (A) such Subsidiary is included in the consolidated federal income tax return filed by Poindexter as to which such Subsidiary are making such payments, (B) the payments in any year shall not exceed the federal income tax liability that such Subsidiary would have been liable for if such Subsidiary had filed its tax returns on a stand-alone basis, (C) such payments shall be made by such Subsidiary no earlier than five

(5) days prior to the date on which Poindexter would be required to make its payments to the Internal Revenue Service, and (D) in the event that such Subsidiary also joins with Poindexter in filing any combined or consolidated (or similar) state or local income tax returns, then the making of payments to Poindexter shall be allowed in a manner as similar as possible to that provided herein with respect to federal income taxes.

        (j)    Settling of Accounts.

        No Loan Party shall settle or adjust any Account identified by a Loan Party as an Eligible Account or with respect to which the Account Debtor is an Affiliate in an aggregate amount not to exceed the U.S. Dollar Equivalent of $1,000,000 in any calendar year without the consent of Agent, provided, that following the occurrence and during the continuance of an Event of Default, no Loan Party shall settle or adjust any Account without the consent of Agent.

        (k)    Changes to Subordinated Debt Agreements.

        No Loan Party shall change or amend the terms of any Subordinated Debt (or any document, indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Loan Party thereunder or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Loan Party, Agent or any Lender.

14.   FINANCIAL COVENANTS.

        Each Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

          (a)    Fixed Charge Coverage.

          Whenever average Excess Availability for any calendar quarter is less than $10,000,000, Borrowers, on a consolidated basis, shall not permit the ratio of (i) the sum of EBITDA minus income taxes payable minus unfinanced Capital Expenditures of Poindexter and its Subsidiaries, on a consolidated basis, to (ii) Fixed Charges for the 12-month period then ended, to be less than 1.00:1.00.

15.   DEFAULT.

        The occurrence of any one or more of the following events shall constitute an "Event of Default" by Loan Parties hereunder:

        (a)    Payment.

        The failure of any Obligor to pay when due or declared due by Agent at the request of the Requisite Lenders, any of the Liabilities.

        (b)    Breach of this Agreement and the Other Agreements.

        The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements; provided, that any such failure by an Obligor under subsections 12(a), 12(b)(i), 12(b)(v), 12(b)(vi), 12(c), 12(h) and 12(i) of this Agreement shall not constitute an Event of Default hereunder until the tenth (10th) day following the occurrence and continuance thereof.

        (c)    Breaches of Other Obligations.

        The failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any Person if such failure might have a Material Adverse Effect on such Obligor or any "Event of Default" as such term is defined in the Senior Note Indenture shall occur.

        (d)    Breach of Representations and Warranties.

        The making or furnishing by any Obligor to Agent or any Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Agent and/or any such Lender, which is untrue or misleading in any material respect.

        (e)    [Intentionally Deleted].

        (f)    Levy, Seizure or Attachment.

        The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral; provided, that with respect to States in which creditors may obtain a prejudgment attachment without notice, such attachment shall be an Event of Default only if the attachment involves Collateral having a value in excess of the U.S. Dollar Equivalent of $3,000,000 in the aggregate and remains in effect for more than forty-five (45) days.

        (g)    Bankruptcy or Similar Proceedings.

        The commencement of any proceedings (including the filing of any notice of intention to make a proposal) in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state, provincial or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Loans to or issue Letters of Credit for any Borrower during such forty-five (45) day period, or earlier, until such appointment is revoked or such proceedings are dismissed.

        (h)    Appointment of Receiver.

        The appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings, though Agent and Lenders shall have no obligation to make Loans to or issue Letters of Credit for any Borrower during such forty-five (45) day period, or earlier, until such appointment is revoked or such proceedings are dismissed.

        (i)    Judgment.

        The entry of any judgment or order against any Obligor (other than a judgment for which Borrower or such Obligor is fully insured and for which the insurer has acknowledged its liability therefore in writing) in excess of $3,000,000 in the aggregate which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution.

        (j)    Dissolution of Obligor.

        The dissolution of any Obligor which is a partnership, limited liability company, corporation or other entity (except as a result of a merger or consolidation of any Borrower or any Obligor to the extent permitted pursuant to this Agreement).

        (k)    Default or Revocation of Guaranty.

        The occurrence of an event of default under, or the revocation or termination (other than in accordance with the terms of this Agreement or the Other Agreements) of, any agreement, instrument or document executed and delivered by any Person to Agent or any Lender pursuant to which such Person has guaranteed to Agent and Lenders the payment of all or any of the Liabilities or has granted Agent a security interest in or lien upon some or all of such Person's real and/or personal property, the aggregate value of which exceeds $100,000, to secure the payment of all or any of the Liabilities.

        (l)    Criminal Proceedings.

        The institution in any court of a felony criminal proceeding against any Obligor, or the indictment of any Obligor for any crime, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any portion of the property of Borrower or such Obligor with a value in excess of $100,000.

        (m)    Change of Control.

        The failure of John B. Poindexter (or his heirs, executors, administrators or trusts established by him or his lineal descendants or other relatives) to own and have voting control of more than fifty percent (50%) of the issued and outstanding voting Capital Stock of Poindexter or the failure of Poindexter (or his heirs, executors, administrators or trusts established by him or his lineal descendants or other relatives) to own and control, directly or indirectly, all of the issued and outstanding Capital Stock of each of TAG and Morgan.

        (n)    Change of Management.

        The failure of a majority of the members of the Board of Directors of Poindexter to constitute Continuing Directors.

        (o)    Material Adverse Change.

        Any Material Adverse Effect shall have occurred.

16.   REMEDIES UPON AN EVENT OF DEFAULT.

        (a)   Upon the occurrence of an Event of Default described in subsection 15(g) hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind. If any other Event of Default shall have occurred and be continuing, all Liabilities may, at the option of Requisite Lenders, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

        (b)   If an Event of Default shall have occurred and be continuing, Agent may exercise from time to time any rights and remedies available to it under the UCC and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Agent's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Loan Parties' premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Agent shall have the right to store the same at any of Loan Parties' premises without cost to Agent or Lenders. At Agent's request at such time as an Event of Default shall have occurred and be continuing, each Loan Party shall, at Loan Parties' expense, assemble the Collateral and make it available to Agent at one or more places to be designated by Agent and reasonably convenient to Agent and such Loan Party. Each Loan Party recognizes that if a Loan Party fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Agent and Lenders, and agrees that Agent and Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Agent and Loan Parties, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Loan Parties are entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Agent and Lenders may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. Any Proceeds of any disposition by Agent of any of the Collateral may be applied by Agent to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys' fees, and any balance of such Proceeds may be applied by Agent toward the payment of such of the Liabilities, and in such order of application, as Agent may from time to time elect.

17.   CONDITIONS PRECEDENT.

        (a)   The obligation of Agent and Lenders to fund the initial Revolving Loan, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the Closing Date of the following conditions precedent:

            (i)  Agent shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) (the "Closing Document List"), in each case in form and substance satisfactory to Agent;

           (ii)  Since December 31, 2003, no event shall have occurred which has had or could reasonably be expected to have a Material Adverse Effect on any Obligor, as determined by Agent or Requisite Lenders in their sole discretion;

          (iii)  Agent shall have received payment in full of all fees owing to Agent and/or the Lenders as of the Closing Date and all expenses payable by Borrowers or any other Person in connection herewith for which invoices have been presented, on or before the Closing Date;

          (iv)  Agent shall have determined that immediately after giving effect to (A) the making of the initial Loans, if any, requested to be made on the date hereof, (B) the issuance of the initial Letter of Credit, if any, requested to be made on such date, (C) the payment of all fees due upon such date and (D) the payment or reimbursement by Borrowers of Agent for all closing costs and expenses incurred in connection with the transactions contemplated hereby are paid by drawing additional Revolving Loans, on a pro forma basis, Borrowers have Excess Availability not less than Fifteen Million Dollars ($15,000,000);

           (v)  The Agent shall have received (i) audited consolidated financial statements of Poindexter and its Subsidiaries for the Fiscal Years ending in 2001, 2002 and 2003 and audited consolidated financial statements of MOC for the period commencing with the acquisition of MOC by Poindexter in July 2003 and ending on December 31, 2003, and (ii) unaudited interim consolidated financial statements for Poindexter and its Subsidiaries and MOC for each month ended after the Fiscal Year ended in 2003 and such financial statements shall not, in the judgment of the Agent, disclose any material adverse change in the consolidated financial position of the Poindexter and its Subsidiaries and/or MOC from what was reflected in the financial statements previously furnished to the Agent;

          (vi)  The Agent shall have received a pro forma consolidated balance sheet of Poindexter and its Subsidiaries as of the date of the most recent consolidated balance sheet delivered pursuant to the subsection 17(v) above, adjusted to give effect to the Loan Agreement and the Related Transactions and the use of all proceeds therefrom as if the same had occurred on such date, which is consistent in all material respects with the sources and uses of cash previously described to the Agent and the forecasts previously provided to the Agent;

         (vii)  The Agent shall have received projected income statements, balance sheets and cash flow statements prepared by Poindexter and its Subsidiaries and giving effect to the Related Transactions and the use of proceeds therefrom, in form and substance satisfactory to Agent;

        (viii)  Agent shall have received fully executed copies of each of the agreements pertaining to the Related Transactions, each of which shall be in form and substance satisfactory to Agent and its counsel. The Related Transactions shall have been consummated in accordance with the terms of each of the agreements and the other related documents pertaining thereto. All obligations owing in respect of the Existing Senior Notes and the Prior Lender Obligations shall have been paid in full, with the proceeds of the Senior Notes, all liens and security interests upon the property or Capital Stock of the Loan Parties and any of their Subsidiaries with respect to the Existing Senior Notes and the Prior Lender Obligations shall have been released and terminated immediately upon such payment in a manner acceptable to Agent and, in addition, Agent shall have received an officer's certificate from Poindexter certifying that each of the conditions set forth in this clause (vii) has been satisfied. All letters of credit issued or guaranteed by any Prior Lender shall have been cash collateralized in a manner mutually agreeable to Agent, Borrowers and such Prior Lender; and

          (ix)  The Obligors shall have executed and delivered to Agent all such other documents, instruments and agreements which Agent determines are reasonably necessary to consummate the transactions contemplated hereby.

        (b)    Further Conditions to Each Loan.

        Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Revolving Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

            (i)  any representation or warranty by any Loan Party contained herein or in any Other Agreement is untrue or incorrect in any material respect as of such date as determined by Agent or Requisite Lenders (unless stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date), except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and Agent or Requisite Lenders have determined not to make such Revolving Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect; and

           (ii)  any Event of Default has occurred and is continuing or would result after giving effect to any Revolving Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Lenders shall have determined not to make any Revolving Loan or incur any Letter of Credit Obligation as a result of that Event of Default.

18.   JOINT AND SEVERAL LIABILITY.

        (a)   Notwithstanding anything to the contrary contained herein, all Liabilities of each Borrower hereunder shall be joint and several obligations of Borrowers.

        (b)   Notwithstanding any provision herein contained to the contrary, each Borrower's obligations under this Section 18 (which obligations are in any event in addition to all Liabilities in respect of Loans advanced to and Letter of Credit Obligations issued for the account of such Borrower) shall be limited to an amount not to exceed as of any date of determination the greater of:

            (i)  the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

           (ii)  the amount that could be claimed by Agent and Lenders from such Borrower under this Section 18 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower's right of contribution and indemnification from each other Obligor under Section 35 hereof.

        (c)   Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower's Liabilities and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Liabilities and each Borrower agrees that neither Agent nor any Lender shall have any duty to advise such Borrower of information known to Agent or any Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, neither Agent nor any Lender shall be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

        (d)   Agent and Lenders are hereby authorized, without notice or demand and without affecting the liability of any other Borrower hereunder, to, at any time and from time to time, (i) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to any Borrower's Liabilities (to the extent permitted by this Agreement or any Other Agreement) or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent (to the extent permitted by this Agreement or any Other Agreement); (ii) accept partial payments on any Borrower's Liabilities; (iii) take and hold security or collateral for the payment of any Borrower's Liabilities hereunder or for the payment of any guaranties of any Borrower's Liabilities or other liabilities of any Borrower and exchange, enforce, waive and release any such security or collateral; (iv) apply such security or collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (v) settle, release, compromise, collect or otherwise liquidate any Borrower's Liabilities and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers. Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower's Liabilities as Agent shall determine in its sole discretion without affecting the validity or enforceability of the Liabilities of the other Borrowers.

        (e)   Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect a Borrower's Liabilities from any Borrower or any guarantor or other action to enforce the same; (ii) the waiver or consent by Agent or any Lender with respect to any provision of any instrument evidencing Borrowers' Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent or any Lender; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for Borrowers' Liabilities; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent's election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent's or any Lender's claim(s) for repayment of any of Borrowers' Liabilities; or (vii) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

        (f)    No payment made by or for the account of a Borrower including, without limitations, (i) a payment made by such Borrower on behalf of another Borrower's Liabilities or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower's property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

19.   INDEMNIFICATION.

        Each Loan Party agrees to defend (with counsel satisfactory to Agent), protect, indemnify and hold harmless Agent, Subagent and each Lender, each affiliate or subsidiary of Agent and each Lender, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, all Environmental Liabilities and the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which are imposed on, incurred by, or asserted against, any Indemnified Party (whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that no Loan Party shall have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful or criminal misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Loan Party shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrowers, be added to the Liabilities of Loan Parties and be secured by the Collateral. The provisions of this Section 19 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

20.   NOTICE.

        All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Agent shall be sent to it at 135 South LaSalle Street, Chicago, Illinois 60603-4105, Attention: Poindexter Account Manager, facsimile number: (312) 904-6450, in the case of any Lender shall be sent to it at the address set forth below its name on the signature page hereto or in the Assignment and Acceptance Agreement and in the case of Loan Parties shall be sent to them at their respective principal places of business set forth on Exhibit E hereto or as otherwise directed by Loan Parties in writing. All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

21.   CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

        This Agreement and the Other Agreements are submitted by Loan Parties to Agent and each Lender for Agent's and each such Lender's acceptance or rejection at Agent's principal place of business as an offer by Borrowers to borrow monies from Agent and Lenders now and from time to time hereafter, and shall not be binding upon Agent and Lenders or become effective until accepted by Agent and Lenders, in writing, at said place of business. If so accepted by Agent and Lenders, this Agreement and the Other Agreements shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER AGREEMENTS (OTHER THAN ANY OTHER AGREEMENT EXECUTED AND DELIVERED BY CANADIAN LOAN PARTY WHICH OTHER AGREEMENTS SHALL BE GOVERNED BY THE GOVERNING LAW SET FORTH THEREIN PURSUANT TO THE TERMS THEREOF) SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

        To induce Agent and Lenders to accept this Agreement, each Loan Party irrevocably agrees that, at Agent's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. EACH LOAN PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. LOAN PARTY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY, AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN

(10) DAYS AFTER THE SAME HAS BEEN POSTED. EACH LOAN PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH LOAN PARTY BY AGENT OR ANY LENDER IN ACCORDANCE WITH THIS SECTION.

22.   HEADINGS OF SUBDIVISIONS.

        The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

23.   POWER OF ATTORNEY.

        Each Loan Party acknowledges and agrees that its appointment of Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

24.   CONFIDENTIALITY.

        Each Loan Party, Agent and each Lender hereby agree to use its customary procedures for handling confidential or non-public information and safe and sound banking practices in order to assure that any and all information relating to such Loan Party which is (i) furnished by such Loan Party to Agent or any Lender (or to any affiliate of Agent or any Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Agent, such Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to such Loan Party may be distributed by Agent and such Lender or such affiliate to Agent's or such Lender's or such affiliate's directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Agent and such Lender or such affiliate, to any other party. Each Loan Party, Agent and each Lender further agrees that this provision shall survive the termination of this Agreement. Notwithstanding the foregoing, each Loan Party hereby consents to Agent publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

25.   COUNTERPARTS.

        This Agreement, any of the Other Agreements, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

26.   ELECTRONIC SUBMISSIONS.

        Upon not less than thirty (30) days' prior written notice (the "Approved Electronic Form Notice"), Agent may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Agent in "Approved Electronic Form" (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice. For purposes hereof "Electronic Form" means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Agent, and "Approved Electronic Form" means an Electronic Form that has been approved in writing by Agent (which approval has not been revoked or modified by Agent) and sent to Borrower Representative or any other Loan Party in an Approved Electronic Form Notice. Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

27.   AGENT.

        (a)    Appointment of Agent.

            (i)  Each Lender hereby designates LaSalle as Agent to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Agreements and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the Other Agreements for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees.

           (ii)  The provisions of this Section 27 are solely for the benefit of Agent and Lenders, and neither Loan Parties nor any other Obligor shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Obligor.

        (b)    Nature of Duties of Agent.

        Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement and the Other Agreements. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the Other Agreements a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the Other Agreements, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein or therein.

        (c)    Lack of Reliance on Agent.

            (i)  Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Agent, each Obligor and any other Lender in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Agent, each Obligor and any other Lender, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

           (ii)  Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, or the Other Agreements or any notes or the financial or other condition of any Obligor. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Other Agreements, or the financial condition of any Obligor, or the existence or possible existence of any Event of Default.

        (d)    Certain Rights of Agent.

        Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Requisite Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of Requisite Lenders or all Lenders, as applicable.

        (e)    Reliance by Agent.

        Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the Other Agreements or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for any Obligor with respect to matters concerning any Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

        (f)    Indemnification of Agent.

        To the extent Agent is not promptly reimbursed and indemnified by Loan Parties, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement, any Other Agreement or arising from any agreement with any Subagent appointed by Agent; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification is provided. The obligations of Lenders under this subsection 27(f) shall survive the payment in full of the Liabilities and the termination of this Agreement.

        (g)    Agent in its Individual Capacity.

        With respect to the Loans made by it pursuant hereto, Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisor or other business with Loan Parties or any Affiliate of any Loan Party as if it were not performing the duties specified herein, and may accept fees and other consideration from Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

        (h)    Holders of Notes.

        Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefor.

        (i)    Successor Agent.

            (i)  Agent may, upon five (5) Business Days' notice to Lenders and Loan Parties, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this subsection 27(i) by giving written notice thereof to Lenders and Loan Parties. Upon any such resignation, Requisite Lenders shall have the right, upon five (5) days' notice, to appoint a successor Agent. If no successor Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least Two Hundred Million and No/100 Dollars ($200,000,000.00).

           (ii)  Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 27 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

        (j)    Collateral Matters.

            (i)  Each Lender authorizes and directs Agent to enter into the Other Agreements for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Requisite Lenders in accordance with the provisions of this Agreement or the Other Agreements, and the exercise by Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Other Agreements which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Other Agreements.

           (ii)  Agent will not, without the verbal consent of all Lenders, which consent shall (a) be confirmed promptly thereafter in writing and (b) not be unreasonably withheld or delayed, execute any release of Agent's security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement and (y) in connection with the repayment in full of all of the Liabilities by each Loan Party and the termination of all obligations of Agent and Lenders under this Agreement and the Other Agreements; provided, that with the consent of Requisite Lenders, Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent, either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral in any Fiscal Year. Agent shall not be required to execute any such release on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.

          (iii)  Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of this Agreement shall be automatically released; provided, however, that Agent's lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

          (iv)  To the extent, pursuant to the provisions of this subsection 27(j)(iv), Agent's execution of a release is required to release its lien upon any sale and transfer of Collateral which is consented to in writing by the Requisite Lenders or all Lenders, as applicable, and upon at least five (5) Business Days' prior written request by Loan Parties, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

           (v)  Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by a Loan Party or any other Obligor or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 27 or in any of the Other Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent's own interest in the Collateral as one of the Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

          (vi)  In the event that any Lender receives any proceeds of any Collateral by setoff, exercise of any banker's lien or otherwise, in an amount in excess of such Lender's Pro Rata Share of such Proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Liabilities as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares. No Lender shall exercise any right of set off or banker's lien without the prior written consent of Agent.

        (k)    Actions with Respect to Defaults.

        In addition to Agent's right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by the Requisite Lenders or all Lenders, as applicable under this Agreement; provided, that until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any Other Agreement or to realize upon any Collateral, unless instructed to do so by Agent.

        (l)    Delivery of Information.

        Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from any Loan Party or any other Obligor, the Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any Other Agreement except (i) as specifically provided in this Agreement or any Other Agreement and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

        (m)    Demand.

        Subject to the terms of this Agreement, Agent shall make demand for repayment by Loan Parties of all Liabilities owing by Loan Parties hereunder, after the occurrence of an Event of Default, upon the written request of Requisite Lenders. Agent shall make such demand in such manner as it deems appropriate, in its sole discretion, to effectuate the request of the Requisite Lenders. Nothing contained herein shall limit the discretion of Agent to make or not make Loans, to take Reserves, to deem certain Accounts and Inventory ineligible, or to exercise any other discretion granted to Agent in this Agreement.

        (n)    Notice of Default.

        Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default arising as a result of any Borrower's failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or any Loan Party describing such Default or Event of Default, and which identifies such event as a "notice of default". Upon receipt of any such notice, Agent will notify each Lender of such receipt.

        (o)    Authorization as to Subagents.

        The Lenders hereby authorize Agent, in Agent's reasonable discretion, to appoint subagents ("Subagents"), to the extent necessary or desirable in the reasonable opinion of Agent, to carry out the provisions of this Agreement and the Other Agreements; provided that the Agent shall make reasonable efforts to provide notice of such appointment promptly after such appointment. The Lenders agree that all liens and security interests in Collateral securing any of the Liabilities shall be administered by and through the Agent and the Agent's Subagents in accordance with the Other Agreements and the agreements appointing such Subagents, subject in each case, to the provisions of this Agreement. The Lenders hereby agree the Agent shall have the sole authority to direct the actions of the Subagents under the Other Agreements. The Lenders further agree that each Subagent appointed by Agent shall be entitled to each of the benefits of the provisions of this Section 27 in so far as they apply to the Agent, including, without limitation, the indemnity provisions of subsection 27 (f).

28.   ASSIGNABILITY.

        (a)   No Loan Party shall have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and all Lenders.

        (b)   Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to Borrowers.

        (c)   Each Lender may, with the consent of Agent and (if no Event of Default has occurred and is continuing) Poindexter, which consent shall not be unreasonably withheld, but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement and the Other Agreements; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance in the form attached hereto as Exhibit D ("Assignment and Acceptance"), and a processing and recordation fee of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) to be paid by the assignee, and (ii) no such assignment shall be for less than Five Million Dollars ($5,000,000). Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance (the "Acceptance Date"), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 19 of this Agreement which will survive) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

        (d)   By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the Other Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the Other Agreements, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Loan Parties or any other Obligor or the performance or observance by Loan Parties or any other Obligor of its obligations under this Agreement and the Other Agreements, (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in subsection 9(c) of this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

        (e)   Agent shall, maintain at its address referred to in Section 20 of the Agreement a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Maximum Loan Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Loan Parties, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Loan Parties, Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

        (f)    Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrowers. Within five (5) Business Days after its receipt of such notice, Borrowers shall execute and deliver to Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in an amount equal to such assignee's commitments and outstanding Loans hereunder and, if the assigning Lender has retained a portion of the Loans, a new promissory note or notes to the order of the assigning Lender in an amount equal to the remaining commitments and outstanding Loans hereunder of such assigning Lender under the terms of this Agreement. Such new promissory note or notes shall re-evidence the Indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

        (g)   Each Lender may sell participations (without the consent of Agent, Loan Parties or any other Lender) to one or more parties, in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Revolving Loan Commitment or the Loans owing to it); provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Loan Parties, Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the amounts owing by any Loan Party to any such participant and the relevant Lender making such participation under Sections 4(b)(iii), (iv), (v) and (vi), 4(c)(v) and 19 shall not exceed the amounts that would have been payable had there been no such participation and (iv) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Agreement.

        (h)   Each Lender agrees that, without the prior written consent of Loan Parties and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Liabilities under the securities laws of the United States of America or of any jurisdiction.

        (i)    In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding Borrowers to such potential bona fide assignees or participants.

29.   INFORMATION.

        Loan Parties hereby agree that Agent and Lenders may exchange any information concerning Loan Parties, including, without limitation, information relating to the creditworthiness of Loan Parties in the possession or control of Agent or any Lender, as the case may be, (i) with any of their respective affiliates, (ii) to any regulatory authority having jurisdiction over Lenders or (iii) to any other person, in connection with the exercise of any Lender's rights hereunder or under any of the Other Agreements.

30.   AMENDMENTS, ETC.

        No amendment or waiver of any provision of this Agreement or any of the Other Agreements, nor consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Requisite Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) increase the Revolving Loan Commitments of Lenders or subject Lenders to any additional obligations to extend credit to either Borrower, (ii) reduce the principal of, or interest on, the Loans or any fees hereunder (other than as expressly permitted herein), (iii) postpone any date fixed for any payment in respect of principal of or interest on, the Loans or any fees hereunder (other than as expressly permitted herein), (iv) change the Pro Rata Shares of Lenders, or any minimum requirement necessary for Lenders or Requisite Lenders to take any action hereunder, (v) amend or waive this Section 30, or change the definition of Requisite Lenders, (vi) increase the advance rates set forth in subsection 2(a) hereof, or (vii) except in connection with the financing, refinancing, sale or other disposition of any asset of any Loan Party permitted under this Agreement (or to the extent Requisite Lender approval only is required with any such release pursuant to subsection 27(j) hereof), release or subordinate any liens in favor of Agent, for the benefit of Agent and Lenders, on any of the Collateral and provided, further, that no amendment, waiver or consent affecting the rights or duties of Agent under this Agreement or any Other Agreement shall in any event be effective, unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, (a) for purposes of voting or consenting to matters with respect to this Agreement and the Other Agreements, a Defaulting Lender shall not be considered a Lender and such Defaulting Lender's Revolving Loan Commitment shall each be deemed to be $0 until such Defaulting Lender makes the payments required in this Agreement and (b) the consent of Loan Parties shall not be required for any amendment, modification or waiver of the provisions of this Section 30.

        In the event that any consent, waiver or amendment requiring the agreement of all Lenders as set forth above is agreed to by the Requisite Lenders, but not all Lenders, Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the Other Agreements to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 28 of this Agreement; provided, that (i) no Lender may be required to assign its rights and obligations to a new Lender because such Lender is unwilling to increase its own loan commitments, (ii) such new Lender must be willing to consent to the proposed amendment, waiver or consent and (iii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the Liabilities owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and an unpaid fees to the date of assignment. Such assignment shall occur within thirty (30) days of notice by Agent to such non-consenting Lender of Agent's intent to cause such non-consenting Lender to assign its interests hereunder.

31.   NONLIABILITY OF AGENT AND LENDERS.

        The relationship between Borrowers, Lenders and Agent shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibilities to Loan Parties. Neither Agent nor any Lender undertakes any responsibility to Loan Parties to review or inform Loan Parties of any matters in connection with any phase of Loan Parties' business or operations.

32.   SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

        On a weekly basis (or more frequently if requested by Agent) (a "Settlement Date"), Agent shall provide each Lender with a statement of the outstanding balance of the liabilities as of the end of the Business Day preceding the Settlement Date (the "Pre-Settlement Determination Date") and the current balance of the Loans funded by each Lender (whether made directly by such Lender to a Borrower or constituting a settlement by such Lender of a previous disproportionate advance made by Agent on behalf of such Lender to such Borrower). If such statement discloses that such Lender's current balance of the Loans as of the Pre-Settlement Determination Date exceeds such Lender's Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then Agent shall, one (1) Business Day after the Settlement Date, transfer, by wire transfer, the net amount due to such Lender in accordance with such Lender's instructions, and if such statement discloses that such Lender's current balance of the Loans as of the Pre-Settlement Determination Date is less than such Lender's Pro Rata Share of the Liabilities outstanding as of the Pre-Settlement Determination Date, then such Lender shall, one (1) Business Day after the Settlement Date, transfer, by wire transfer the net amount due to Agent in accordance with Agent's instructions. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

        (a)   Within one (1) Business Day of receipt thereof by Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share, subject to any adjustments for any Disproportionate Advances as provided in Section 2 of the Agreement so that Agent shall receive interest on the Disproportionate Advances and each Lender shall only receive interest on the amount of funds actually advanced by such Lender.

        (b)   Within one (1) Business Day of receipt thereof by Agent, payment to be applied to the Letter of Credit fee as provided in Section 3 shall be paid to each Lender in proportion to its Pro Rata Share;

        (c)   Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the closing fee as provided in subsection 4(c)(i) shall be paid to each Lender in proportion to its Pro Rata Share;

        (d)   Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the commitment increase fee as provided in subsection 4(c)(ii) shall be paid to each Lender in proportion to its Pro Rata Share;

        (e)   Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the unused line fee set forth in subsection 4(c)(iii) hereof shall be paid to each Lender in proportion to its Pro Rata Share; and

        (f)    Within one (1) Business Day of receipt thereof by Agent, payments to be applied to the prepayment fee set forth in Section 10 hereof shall be paid to each Lender in proportion to its Pro Rata Share.

Notwithstanding the foregoing, Agent shall not be obligated to transfer to any Defaulting Lender any payment made by Borrower to Agent, nor shall such Defaulting Lender be entitled to share any interest, fees or other payment hereunder, until payment is made by such Defaulting Lender to Agent as required in this Agreement.

33.   WAIVER OF JURY TRIAL; OTHER WAIVERS.

        (a)   EACH LOAN PARTY, AGENT AND EACH LENDER HEREBY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY A LOAN PARTY, AGENT OR SUCH LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG A LOAN PARTY, AGENT AND LENDERS. IN NO EVENT SHALL AGENT, ANY LENDER OR ANY LOAN PARTY BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (OTHER THAN THE PAYMENT OF A PREPAYMENT FEE AS REQUIRED UNDER SECTION 10 HEREOF).

        (b)   Each Loan Party hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

        (c)   Each Loan Party hereby waives the benefit of any law that would otherwise restrict or limit Agent or any Lender or any affiliate of Agent or any Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any Indebtedness, matured or unmatured, owing by Agent or Lender or any such affiliate of Agent or any Lender to such Loan Party, including, without limitation any Deposit Account at Agent or any Lender or such affiliate.

        (d)   EACH LOAN PARTY HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH LOAN PARTY WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

        (e)   Agent's and/or any Lender's failure, at any time or times hereafter, to require strict performance by a Loan Party of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or any Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Agent or any Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Loan Parties contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Agent and/or any Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of Agent and Requisite Lenders or all Lenders, as required herein, and directed to Loan Parties specifying such suspension or waiver.

34.   CROSS-GUARANTY.

            (i)  Cross-Guaranty. Each Loan Party (other than the Borrowers and the Canadian Loan Party) (each, a "Guarantor" and collectively, the "Guarantors") hereby agrees that such Guarantor is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Liabilities owed or hereafter owing to Agent and Lenders by each Borrower. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 34 shall not be discharged until payment and performance, in full, of the Liabilities has occurred, and that its obligations under this Section 34 shall be absolute and unconditional, irrespective of, and unaffected by,

            a.     the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any Other Agreement or any other agreement, document or instrument to which any Loan Party is or may become a party;

            b.     the absence of any action to enforce this Agreement (including this Section 34) or any Other Agreement or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof;

            c.     the existence, value or condition of, or failure to perfect its lien against, any security for the Liabilities or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

            d.     the insolvency of any Loan Party; or

            e.     any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Liabilities guaranteed hereunder.

          (ii)    Waivers by Guarantors.    Each Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshall assets or to proceed in respect of the Liabilities guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Liabilities before proceeding against, or as a condition to proceeding against, such Guarantor. It is agreed among each Guarantor, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Other Agreements and that, but for the provisions of this Section 34 and such waivers, Agent and Lenders would decline to enter into this Agreement.

          (iii)    Benefit of Guaranty.    Each Guarantor agrees that the provisions of this Section 34 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Loan Party and Agent or Lenders, the obligations of such other Loan Party under this Agreement or the Other Agreements.

          (iv)    Waiver of Subrogation, Etc.    Notwithstanding anything to the contrary in this Agreement or in any Other Agreement, until the payment in full of the Liabilities and the termination of this Agreement, each Guarantor hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Guarantor acknowledges and agrees that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Guarantor's liability hereunder or the enforceability of this Section 34, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 34.

          (v)    Election of Remedies.    If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of this Agreement or the Other Agreements giving Agent or such Lender a lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 34. If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Guarantor hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Guarantor might otherwise have had but for such action by Agent or such Lender. Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Guarantor's obligation to pay the full amount of the Liabilities. In the event Agent or any Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law, Agent or such Lender may bid all or less than the amount of the Liabilities and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Liabilities. The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Liabilities shall be conclusively deemed to be the amount of the Liabilities guaranteed under this Section 34, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

          (vi)    Default of Enforcement.    The rights of any Guarantor against other Loan Parties under applicable law shall only be exercisable upon the full and irrevocable payment of the Liabilities and the termination of the Commitments.

          (vii)    Limitation.    Notwithstanding any provision herein contained to the contrary, each Guarantor's obligations under this Section 34 shall be limited to an amount not to exceed as of any date of determination the greater of:

            (a)   the net amount of all Loans advanced to any Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Guarantor; and

            (b)   the amount that could be claimed by Agent and Lenders from such Guarantor under this Section 34 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Guarantor's right of contribution and indemnification from each other Obligor under Section 35 hereof.

35.   CONTRIBUTION RIGHTS.

            (i)  To the extent that any Obligor shall make a payment under Section 18 or Section 34 of this Agreement of all or any of the Liabilities (other than as to any Borrower, any payment by such Borrower in respect of any Loans advanced to or Letters of Credit issued for the account of such Borrower) (each such payment by an Obligor, an "Obligor Payment") that, taking into account all other Obligor Payments then previously or concurrently made by any other Obligor, exceeds the amount that such Obligor would otherwise have paid if each Obligor had paid the aggregate Liabilities satisfied by such Obligor Payment in the same proportion that such Obligor's "Allocable Amount" (as defined below) (as determined immediately prior to such Obligor Payment) bore to the aggregate Allocable Amounts of each of the Obligors as determined immediately prior to the making of such Obligor Payment, then, following indefeasible payment in full in cash of the Liabilities and termination of this Agreement, such Obligor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Obligor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Obligor Payment.

           (ii)  As of any date of determination, the "Allocable Amount" of any Obligor shall be equal to the maximum amount of the claim that could then be recovered from such Obligor under Section 18 or Section 34(as applicable) without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

          (iii)  This Section 35 is intended only to define the relative rights of Obligors and nothing set forth in this Section 35 is intended to or shall impair the obligations of Obligors to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Nothing contained in this Section 35 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

          (iv)  The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Obligor to which such contribution and indemnification is owing.

           (v)  The rights of any Obligor under this Section 35 shall be exercisable only upon the full and indefeasible payment of the Liabilities and the termination of this Agreement.

36.   JOINDER.

        The parties hereto acknowledge and agree that any Person that becomes a Subsidiary of any Loan Party after the date hereof and is required to become a party hereto (the "New Party") pursuant to Section 13(d) hereof shall at the time such New Party becomes a Loan Party by executing and delivering to Agent each of the Joinder Agreements and such Other Agreements, documents, agreements, certificates, opinions and other items as required pursuant to Section 13(d) thereof. Upon the execution and delivery of the applicable Joinder Agreement, the New Party shall be bound by all the terms and conditions hereof to the same extent as though such New Party had originally executed this Agreement. The addition of the New Party shall not in any manner affect the obligations of the other parties hereto.

[remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BORROWERS:
J.B. POINDEXTER & CO., INC.
By:

Name:

Title:

MORGAN TRAILER MFG. CO.
By:

Name:

Title:

TRUCK ACCESSORIES GROUP, INC.
By:

Name:

Title:

MAGNETIC INSTRUMENTS CORP.
By:

Name:

Title:

MORGAN OLSON CORPORATION
By:

Name:

Title:

EFP CORPORATION
By:

Name:

Title:

AGENT AND LENDER:
LASALLE BANK NATIONAL ASSOCIATION, as Agent and Lender Revolving Loan Commitment: $30,000,000.00
By:

Name:

Title:

        The following Persons are signatories to this Agreement in their capacities as Loan Parties, not as Borrowers:

LOAN PARTIES:
LOWY GROUP, INC.
By:

Name:

Title:

RAIDER INDUSTRIES INC.
By:

Name:

Title:

SWK HOLDINGS, INC.
By:

Name:

Title:

UNIVERSAL BRIXIUS, INC.
By:

Name:

Title:

MORGAN TRAILER FINANCIAL CORPORATION
By:

Name:

Title:

MORGAN TRAILER FINANCIAL MANAGEMENT, L.P.
By:	MORGAN TRAILER MFG. CO., its general partner
By:

Name:

Title:

TABLE OF CONTENTS

1.	DEFINITIONS		1
2.	LOANS		17
	(a)	Revolving Loans	17
	(b)	Availability Reductions	22
	(c)	Repayments	23
	(d)	Notes	25
	(e)	Reliance on Notices; Appointment of Borrower Representative	25
	(f)	Conversion to U.S. Dollars	25
3.	LETTERS OF CREDIT		26
	(a)	General Terms	26
	(b)	Requests for Letters of Credit	26
	(c)	Obligations Absolute	26
	(d)	Expiration Dates of Letters of Credit	26
	(e)	Lender Participation	27
4.	INTEREST, FEES AND CHARGES		27
	(a)	Interest Rate	27
	(b)	Other LIBOR Provisions	27
	(c)	Fees And Charges	30
	(d)	Maximum Interest	31
5.	COLLATERAL		32
	(a)	Grant of Security Interest to Agent	32
	(b)	Other Security	32
	(c)	Possessory Collateral	32
	(d)	Electronic Chattel Paper	33
6.	PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN		33
7.	POSSESSION OF COLLATERAL AND RELATED MATTERS		33
8.	COLLECTIONS		33
9.	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES		36
	(a)	Borrowing Reports	36
	(b)	Monthly Reports	36
	(c)	Financial Statements	37
	(d)	Annual Projections	37
	(e)	Public Reporting	37
	(f)	Other Information	37
10.	TERMINATION; AUTOMATIC RENEWAL		37

i

11.	REPRESENTATIONS AND WARRANTIES		39
	(a)	Financial Statements and Other Information	39
	(b)	Locations	39
	(c)	Loans by Loan Parties	39
	(d)	Accounts and Inventory	39
	(e)	Liens	39
	(f)	Organization, Authority and No Conflict	40
	(g)	Litigation	40
	(h)	Compliance with Laws and Maintenance of Permits	40
	(i)	Affiliate Transactions	40
	(j)	Names and Trade Names	40
	(k)	Equipment	40
	(l)	Enforceability	41
	(m)	Solvency	41
	(n)	Indebtedness	41
	(o)	Margin Security and Use of Proceeds	41
	(p)	Parent, Subsidiaries and Affiliates	41
	(q)	No Defaults	41
	(r)	Employee Matters	42
	(s)	Intellectual Property	42
	(t)	Environmental Matters	42
	(u)	ERISA and Other Pension Matters	42
12.	AFFIRMATIVE COVENANTS		43
	(a)	Maintenance of Records	43
	(b)	Notices	43
	(c)	Compliance with Laws and Maintenance of Permits	44
	(d)	Inspection and Audits	44
	(e)	Insurance	45
	(f)	Collateral	46
	(g)	Use of Proceeds	46
	(h)	Taxes	46
	(i)	Intellectual Property	47
	(j)	Checking Accounts	47
13.	NEGATIVE COVENANTS		47
	(a)	Guarantees	47
	(b)	Indebtedness	47
	(c)	Liens	51
	(d)	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business	51
	(e)	Dividends and Distributions; Prepayment of Indebtedness	57
	(f)	Investments; Loans	59
	(g)	Fundamental Changes, Line of Business	61
	(h)	Equipment	61
	(i)	Affiliate Transactions	61
	(j)	Settling of Accounts	62
	(k)	Changes to Subordinated Debt Agreements	62

14.	FINANCIAL COVENANTS		62
15.	DEFAULT		62
	(a)	Payment	62
	(b)	Breach of this Agreement and the Other Agreements	63
	(c)	Breaches of Other Obligations	63
	(d)	Breach of Representations and Warranties	63
	(e)	[Intentionally Deleted]	63
	(f)	Levy, Seizure or Attachment	63
	(g)	Bankruptcy or Similar Proceedings	63
	(h)	Appointment of Receiver	63
	(i)	Judgment	64
	(j)	Dissolution of Obligor	64
	(k)	Default or Revocation of Guaranty	64
	(l)	Criminal Proceedings	64
	(m)	Change of Control	64
	(n)	Change of Management	64
	(o)	Material Adverse Change	64
16.	REMEDIES UPON AN EVENT OF DEFAULT		64
17.	CONDITIONS PRECEDENT		65
18.	JOINT AND SEVERAL LIABILITY		67
19.	INDEMNIFICATION		68
20.	NOTICE		69
21.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION		69
22.	HEADINGS OF SUBDIVISIONS		70
23.	POWER OF ATTORNEY		70
24.	CONFIDENTIALITY		70
25.	COUNTERPARTS		70
26.	ELECTRONIC SUBMISSIONS		70
27.	AGENT		71
	(a)	Appointment of Agent	71
	(b)	Nature of Duties of Agent	71
	(c)	Lack of Reliance on Agent	71
	(d)	Certain Rights of Agent	72
	(e)	Reliance by Agent	72
	(f)	Indemnification of Agent	72
	(g)	Agent in its Individual Capacity	73
	(h)	Holders of Notes	73
	(i)	Successor Agent	73
	(j)	Collateral Matters	73
	(k)	Actions with Respect to Defaults	74
	(l)	Delivery of Information	75
	(m)	Demand	75
	(n)	Notice of Default	75
	(o)	Authorization as to Subagents	75
28.	ASSIGNABILITY		75

29.	INFORMATION	77
30.	AMENDMENTS, ETC.	77
31.	NONLIABILITY OF AGENT AND LENDERS	78
32.	SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS	78
33.	WAIVER OF JURY TRIAL; OTHER WAIVERS	79
34.	CROSS-GUARANTY	80
35.	CONTRIBUTION RIGHTS	82
36.	JOINDER	83

EXHIBITS AND SCHEDULES

EXHIBIT A—BUSINESS AND COLLATERAL LOCATIONS

EXHIBIT B—COMPLIANCE CERTIFICATE

EXHIBIT C—COMMERCIAL TORT CLAIMS

EXHIBIT D—FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

EXHIBIT E—NOTICE INFORMATION

EXHIBIT 13(D)(IV)—FORMS OF JOINDER AGREEMENTS

SCHEDULE 11(e)—PERMITTED LIENS

SCHEDULE 11(f)—CORPORATE ORGANIZATIONAL NUMBERS

SCHEDULE 11(i)—AFFILIATE TRANSACTIONS

SCHEDULE 11(j)—NAMES & TRADE NAMES

SCHEDULE 11(n)—INDEBTEDNESS

SCHEDULE 11(p)—PARENT, SUBSIDIARIES AND AFFILIATES

SCHEDULE 11(r)—EMPLOYEE MATTERS

SCHEDULE 11(t)—ENVIRONMENTAL MATTERS

SCHEDULE 11(u)—ERISA

SCHEDULE 17(a)—CLOSING DOCUMENT CHECKLIST

v

QuickLinks

LOAN AND SECURITY AGREEMENT